Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of September 21, 2022, among

E LA CARTE, LLC

(F/K/A VENTOUX MERGER SUB II LLC),

as the Borrower,

PRESTO AUTOMATION INC.
(F/K/A VENTOUX CCM ACQUISITION CORP.),

as Parent,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

METROPOLITAN PARTNERS GROUP ADMINISTRATION, LLC,

as Agent

i

3.25	No Burdensome Restrictions	36
3.26	Patriot Act	36
3.27	Foreign Assets Control Regulations and Anti-Money Laundering	36
3.28	Parent	37
3.29	PPP Loans	37
3.30	SPAC Transaction	37
Section 4 CONDITIONS PRECEDENT		37
4.1	Conditions to Closing	37
Section 5 AFFIRMATIVE COVENANTS		40
5.1	Financial Statements	40
5.2	Certificates; Reports; Other Information	41
5.3	Payment of Obligations	42
5.4	Maintenance of Existence; Compliance with Requirements of Law	42
5.5	Maintenance of Property; Insurance	42
5.6	Inspection of Property; Books and Records; Discussions	43
5.7	Notices	43
5.8	Compliance with Laws	44
5.9	Audits	44
5.10	Further Assurances	44
5.11	Use of Proceeds	45
5.12	Taxes	45
5.13	Post-Closing Obligations	45
5.14	Location of Assets	45
5.15	Additional Subsidiaries.	45
5.16	Board Observation Rights	46
5.17	MNPI	46
Section 6 NEGATIVE COVENANTS		47
6.1	Indebtedness	47
6.2	Liens	47
6.3	Fundamental Changes	47
6.4	Disposition of Property	47
6.5	Restricted Payments	48
6.6	Investments	48
6.7	ERISA	50
6.8	Transactions with Affiliates	50
6.9	Accounting Changes	50
6.10	Negative Pledge Clauses	50
6.11	Lines of Business; Subsidiaries	50
6.12	Payment of Nirvana Debt and Subordinated Indebtedness; Amendments to Organizational Agreements; Material Contracts	51
6.13	Use of Proceeds	51
6.14	Sale Leaseback Transactions	51
6.15	Guaranty	52

6.16	No Burdensome Restrictions	52
6.17	Financial Covenants	52
6.18	Change of Control	52
Section 7 EVENTS OF DEFAULT		53
7.1	Events of Default	53
7.2	Remedies Upon Event of Default	55
7.3	Application of Funds	56
Section 8 MISCELLANEOUS		56
8.1	Amendments and Waivers	56
8.2	Notices	58
8.3	No Waiver; Cumulative Remedies	59
8.4	Survival of Representations and Warranties	59
8.5	Expenses; Indemnity; Damage Waiver	59
8.6	Successors and Assigns	61
8.7	[Reserved]	62
8.8	Interest Rate Limitation	62
8.9	Counterparts	62
8.10	Severability	62
8.11	Integration	63
8.12	GOVERNING LAW	63
8.13	Submission to Jurisdiction; Waivers	63
8.14	Acknowledgements	63
8.15	Treatment of Certain Information; Confidentiality	64
8.16	Beneficial Ownership Regulation; Patriot Act	64
8.17	Marshalling; Setoff	64
Section 9 Agency Provisions.		65
9.1	Appointment of Agent	65
9.2	Duties as Agent	65
9.3	Limited Duties	65
9.4	No Actions Without Instructions	65
9.5	Delegation of Rights and Duties	65
9.6	Reliance and Liability	66
9.7	Agent Individually	66
9.8	Agent Costs and Expenses	66
9.9	Indemnification of Agent	66
9.10	Resignation of Agent	66
9.11	Release of Collateral	67
9.12	Erroneous Payments	67

SCHEDULES

Schedule 1.1(a)	Term Loan Commitments
Schedule 1.1(b)	Deposit Accounts
Schedule 1.1(c)	Permitted Indebtedness
Schedule 1.1(d)	SPAC Subscription Agreements
Schedule 3.6	Current Litigation
Schedule 3.7	Material Contracts
Schedule 3.19	Subsidiaries
Schedule 3.23	Capitalization of Loan Parties; Subsidiaries
Schedule 3.24	Affiliate Transactions
Schedule 6.6	Permitted Investments

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Payment Notice
Exhibit D	Form of Promissory Note
Exhibit E	Form of Financial Covenant Calculations

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of September 21, 2022, is entered into by and among E LA CARTE, LLC (f/k/a Ventoux Merger Sub II LLC) a Delaware limited liability company (“Presto”), each other Person party hereto as a “Borrower” from time to time (each such Person, together with Presto, individually and collectively, the “Borrower”), PRESTO AUTOMATION INC. (f/k/a Ventoux CCM Acquisition Corp.), a Delaware corporation (the “Parent”), each of the financial institutions from time to time party hereto (individually each a “Lender” and collectively the “Lenders”) and METROPOLITAN PARTNERS GROUP ADMINISTRATION, LLC, a Delaware limited liability company (“Metropolitan”), as administrative, payment and collateral agent for itself, as a Lender and for the other Lenders (in such capacities, “Agent”).

RECITALS

WHEREAS, Borrower has requested that Lenders make available to Borrower a senior secured single draw term loan facility in the maximum committed principal amount of Fifty Five Million and No/100 Dollars ($55,000,000.00), the proceeds of which shall be used by Borrower to (i) refinance the Prior Debt on the Closing Date, (ii) to pay fees, costs and expenses incurred by Agent, Lenders and the Loan Parties in connection with the transactions contemplated hereby or in connection herewith, and (iii) otherwise for working capital and general corporate purposes;

WHEREAS, Parent is willing to guaranty the obligations of the Loan Parties and each Loan Party is willing to grant Agent, for the benefit of itself and the Lenders, a lien on and security interest in all of its Collateral to secure the Term Loan and other Obligations under the Loan Documents; and

WHEREAS, Lenders are willing to make the Term Loan available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Parent, Agent and Lenders hereby agree as follows:

Section 1
DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2020 PPP Loan”: Indebtedness of the Borrower to First Home Bank, SBA Loan Number 3856317103 dated April 12, 2020, in the principal amount of $2,599,300.00 issued under the CARES Act.

“2021 PPP Loan”: Indebtedness of the Borrower to First Home Bank, SBA Loan Number 9408428406 dated March 4, 2021, in the principal amount of $2,000,000.00 issued under the CARES Act.

“Acquisition”: any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Advance”: any borrowing under and advance of the Term Loan and any Protective Advance. Any amounts paid by Agent on behalf of Borrower under any Loan Document shall be an Advance for purposes of this Agreement.

“Affiliate”: with respect to a specified Person, another Person that (i) directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) which beneficially owns or holds 10% or more of any class of the voting or other Equity Interests of such Person or (iii) 10% or more of any class of voting interests or other Equity Interests of which is beneficially owned or held, directly or indirectly, by such Person; provided that neither Agent nor any Lender nor any of their Affiliates or their Approved Funds shall be an Affiliate of any Loan Party for any purpose hereunder.

“Agent”: as defined in the preamble hereto, and shall include its successors and assigns.

“Agreement”: as defined in the preamble hereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“Annual Platform Revenue”: as of any determination, the sum of (i) Touch Annual Platform Revenue, plus (ii) Computer Vision Annual Platform Revenue, plus (iii) Voice Annual Platform Revenue, in each case determined based on the three-month period most recently ended.

“Applicable Percentage”: as to each Lender, the percentage of the aggregate amount of Term Loan Commitment held by such Lender at such time. The Applicable Percentage of each Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(a) or in the assignment agreement pursuant to which such Lender becomes a party hereto, as applicable, in each case, subject to subsequent assignments and adjustments in accordance with the terms hereof.

“Approved Fund”: any Person (other than a natural Person) which (a)(i) is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans, mezzanine notes, and similar extensions of credit in its ordinary course of activities or (ii) temporarily warehouses loans for any Lender and (b) is administered, advised or managed by a Lender, an entity that administers, advises or manages a Lender, or an Affiliate of either.

“Bankruptcy Code”: Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be in form and substance reasonably acceptable to Agent.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Blocked Person”: as defined in Section 3.23.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by Borrower in a Notice of Borrowing as the date on which the Borrower requests Lenders to make the Term Loan hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by Law to close.

“Capital Lease”: at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“CARES Act”: the Corona Virus Response and Relief Supplement Appropriations Act and the rules and regulations promulgated in connection therewith (as amended from time to time).

“Cash Equivalents”: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits, demand deposits, and bankers’ acceptances maturing within 12 months of the date of acquisition and overnight bank deposits, in each case which (i) are issued by a commercial bank organized under the Laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition and (ii) are not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s and maturing within nine months of the date of acquisition; (e) shares of any money market fund which has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000, and has the highest rating obtainable from either Moody’s or S&P; and (f) such other investments permitted by the Borrower’s or Parent’s board approved investment policy, as in effect from time to time and as approved in writing by Agent (such approval not to be unreasonably withheld, conditioned or delayed).

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Requirement of Law, (ii) any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Official Body; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Requirement of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Requirement of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Controlling Equity Holders shall (i) become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of 35% or more of the ordinary voting power or economic interests of Parent (determined on a fully diluted basis) or (ii) have obtained the power (whether exercised or not) to elect a majority of the members of the board of directors (or any similar governing body) of Parent; (b) any of the following shall cease to remain on the board of directors (or any similar governing body) of Parent: (i) Rajat Suri; (ii) Krishna Gupta (or any other designee of the REMUS Stockholders), (iii) Gail Zauder (or any other designee of the REMUS Stockholders) or (iv) Keith Kravcik (or any other designee of Cleveland Avenue); (c) Parent shall cease to beneficially own and control, on a fully diluted basis, 100% of the Equity Interests (including all economic and voting interests associated therewith) of Borrower; or (d) Borrower shall cease to beneficially own and control, on a fully diluted basis, 100% of the Equity Interests (including all economic and voting interests associated therewith) of each of its Subsidiaries as of the Closing Date (if any) and the Collateral (except to the extent disposed of in accordance with the term of this Agreement and the other Loan Documents).

“Cleveland Avenue”: Cleveland Avenue, LLC and its Affiliates.

“Closing Date”: September 21, 2022.

“Code”: the Internal Revenue Code of 1986, as amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired or arising, upon which a Lien is purported to be created in favor of Agent, for the benefit of itself and the Lenders, under any Loan Document.

“Collateral Access Agreement”: any landlord waiver or other agreement, in form and substance satisfactory to Agent, between Agent and any of the following: (i) any third party (including any bailee, consignee, customs broker, landlord, mortgagee, or other similar Person) in possession of any Collateral, (ii) any landlord of any Loan Party with respect to any real property where any Collateral is located, and (iii) any landlord where any books and records of any Loan Party are kept.

“Collections”: (a) with respect to the Collateral, all payments (including any prepayments) of lease payments, principal, interest, fees or charges collected or otherwise received or paid, any proceeds from the sale or other disposition of such Collateral, including remittances, recoveries on defaulted assets, and settlements, whether effectuated by ACH withdrawal or otherwise, and (b) such other distributions, dividends and payments of every description received by any Loan Party from time to time, and all other proceeds of the Collateral.

“Commodities Accounts”: all “commodity accounts” as defined in Article 9 of the UCC.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of each Loan Party substantially in the form of Exhibit A.

“Computer Vision Annual Platform Revenue”: for any date of determination, (a) Computer Vision Platform Revenue for the three (3) consecutive month period ending as of such date multiplied by (b) four (4).

“Computer Vision Platform Revenue”: platform revenue earned during any calendar month by the Borrower from Computer Vision Products and calculated in a manner consistent with the calculation of same on Exhibit E.

“Computer Vision Products”: Borrower’s AI-powered computer vision software application providing error detection, visual order tracking capabilities and repeat guest identification and determined in a manner consistent with the calculation of Computer Vision Platform Revenue.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement”: each deposit account control agreement, securities account control agreement or commodities account control agreement, as applicable, entered into by a Loan Party, Agent and any institution holding a Deposit Account (other than Excluded Deposit Accounts), Securities Account, or Commodities Account of such Loan Party in form and substance satisfactory to Agent in its sole discretion, as may be amended, restated, supplemented or otherwise modified from time to time.

“Controlled Account”: as defined in Section 2.9(a).

“Controlling Equity Holders”: collectively, Rajat Suri, the REMUS Stockholders, I2BF Global Investments Ltd. and Cleveland Avenue.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: the occurrence of any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: as defined in Section 2.4(b).

“Deposit Account”: shall mean, individually and collectively any bank or other depository accounts of a Loan Party (other than Excluded Deposit Accounts), as set forth in Schedule 1.1(b) hereto (as such schedule may be updated from time to time following the Closing Date).

“Disposition” or “Dispose”: the sale, transfer, license, lease or other disposition outside of the ordinary course of business of any property by any Loan Party, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests”: any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition: (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Term Loan Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Division/Series Transaction”: with respect to the Loan Parties, that any such Person (i) divides into two or more Persons (whether or not the original Loan Party survives such division) or (ii) creates, or reorganizes into, one or more series, in each case as contemplated under the Laws of any jurisdiction.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: a Subsidiary organized, incorporated or otherwise formed under the Laws of the United States or any state thereof.

“Eligible Market”: The Nasdaq Capital Market, the NYSE American, The Nasdaq Global Select Market, The Nasdaq Global Market or The New York Stock Exchange.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal Laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Interests”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA”: the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder, in each case, as amended from time to time.

“ERISA Affiliate”: with respect to any Person, any trade or business (whether or not incorporated) under common control with such Person within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Erroneous Payment”: as defined in Section 9.12(a).

“Erroneous Payment Deficiency Assignment”: as defined in Section 9.12(d)(i).

“Erroneous Payment Return Deficiency”: as defined in Section 9.12(d)(i).

“Erroneous Payment Subrogation Rights”: as defined in Section 9.12(e).

“Event of Default”: any of the events specified in Section 7.1 for which the requirement for the giving of notice, the lapse of time, or both, if any, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Deposit Accounts”: any (a) Deposit Account used solely and exclusively for payroll, payroll taxes, other employee wage and benefit payments to or for the benefit of any Loan Party, (b) zero balance accounts so long as the balance in such account is zero at the end of each Business Day, (c) any payment processing accounts, (d) any cash collateral accounts securing Liens permitted pursuant to clauses (l) under the definition of “Permitted Liens”, and (e) other Deposit Accounts or other accounts so long as the aggregate balance in all such accounts permitted pursuant to this clause (e) does not exceed $100,000.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Term Loan or Term Loan Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment requested by a Loan Party pursuant to Section 2.11(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.8(d) or Section 8.6(a)(ii) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extraordinary Receipt”: any cash received by or paid to or for the account of any Loan Party or paid to or for the account of any equity holder of any Loan Party in connection with any tax refund or indemnification claim not in the ordinary course of business (and not consisting of (i) proceeds described in any clauses (a) through (f) of the definition of Prepayment Event, or (ii) indemnification payments to pay or reimburse cash losses, costs or expenses of a Loan Party, including working capital adjustments or indemnification payments owed to a third party), including, but not limited to, tax refund, purchase price and other monetary adjustments, and/or indemnification payments (not included in clause (ii) of the preceding parenthetical), in each case, made in connection with an Acquisition. Notwithstanding anything to the contrary, Extraordinary Receipts shall not include any cash received by or paid to or for the account of any Loan Party or paid to or for the account of any equity holder of any Loan Party in connection with any judgment relating to the XAC Litigation (or any appeal thereof).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the foregoing and any fiscal or regulatory legislation, or official administrative rules or practices adopted pursuant to, any such intergovernmental agreement, treaty or convention.

“FCPA”: as defined in Section 3.24.

“Fee Letter”: that certain Fee Letter, dated as of the date hereof, by and between the Borrower and the Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Fiscal Quarter”: a calendar quarter of a Fiscal Year.

“Fiscal Year”: the fiscal year of each Loan Party, which period shall be the twelve (12) month period ending on June 30 of each year.

“Foreign Recipient”: (a) if the Borrower is a U.S. Person, a Recipient that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Recipient that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary”: any Subsidiary other than a Domestic Subsidiary.

“Founder Shares”: means shares of Parent Common Stock which were acquired by the Sponsors in a private placement concurrent with the Parent’s initial public offering.

“Founder Shares Transfer Agreement”: that certain Share Purchase Agreement, dated as of the date hereof, by and among the Sponsors and the Lenders, as may be amended, restated, supplemented or otherwise modified from time to time.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, subject to the provisions of Section 1.2(e), and applied on a consistent basis both as to classification of items and amounts.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit, or a provider of a surety bond, performance bond or similar instrument) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guarantor”: (i) Parent and (ii) any Subsidiary of Parent that is not Borrower or an Immaterial Subsidiary.

“Immaterial Subsidiary”: any Subsidiary of Borrower that (i) does not own assets that (x) have an aggregate book value in excess of five percent (5%) of the Parent’s and its Subsidiaries consolidated total assets, or (y) are material to the business of any Loan Party, and (ii) does not generate Touch Platform Revenue, Computer Vision Platform Revenue or Voice Platform Revenue in excess of five percent (5%) of all Touch Platform Revenue, Computer Vision Platform Revenue or Voice Platform Revenue, as applicable, of the Loan Parties in any monthly period; provided that at any time such Subsidiary fails to satisfy any of the foregoing, such Subsidiary shall immediately cease to be an Immaterial Subsidiary.

“Indebtedness”: collectively, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) all indebtedness for borrowed money, (b) all accounts due and payable and not yet paid ninety (90) days from the original due date, (c) all obligations for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business), (d) all obligations evidenced by notes, bonds, debentures or other similar instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease obligations and all synthetic lease obligations, (g) all obligations, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (h) all Guarantee Obligations in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on the property (including accounts and contract rights) owned by the applicable Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) the net obligations in respect of swap agreements, and (k) any Disqualified Equity Interests of such Person, and including, without limitation obligations described in the foregoing clauses (a) through (j) of any other entity to the extent the subject Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such obligations expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee”: as defined in Section 8.5(b).

“Intellectual Property”: as defined in the Security Agreement.

“Interest Payment Date”: the first day of each calendar month, commencing October 1, 2022, provided that if such day of any calendar month shall not be a Business Day, the Interest Payment Date with respect to any interest payable in cash shall be the next succeeding day thereafter that is a Business Day (it being understood that all payments of PIK Interest shall be deemed to have occurred on the first day of each calendar month, regardless of whether such date is a Business Day).

“Interest Rate”: fifteen percent (15%) per annum.

“Investments”: as defined in Section 6.8.

“IRS”: the United States Internal Revenue Service.

“Knowledge”: the knowledge of any Responsible Officer, member of the Board, or any other senior executive, after reasonable inquiry.

“Laws”: collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender”: as defined in the preamble hereto, and any other Person that shall have become party hereto pursuant to an assignment and assumption permitted hereby, other than any such Person that ceases to be a party hereto pursuant to an assignment and assumption permitted hereby.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Warrant Subscription Agreement, the Warrants, the Founder Shares Transfer Agreement, the Registration Rights Agreement, each Perfection Certificate, each Compliance Certificate, the Fee Letter, each Notice of Borrowing, each Payment Notice and any other document or instrument evidencing, securing or otherwise governing the Obligations and any amendment, restatement, supplement or other modification to any of the foregoing.

“Loan Party”: Borrower, each Guarantor and any other Person that becomes obligated pursuant to a Loan Document, other than as a Lender or Agent.

“Make Whole Premium”: in connection with the applicable payment, prepayment or repayment of the principal amount of the Term Loan or any distribution on account thereof (whether prior to or after acceleration and from any Person, including in connection with any insolvency proceeding), an amount equal to the interest and fees that would have accrued on the aggregate principal amount of the Term Loan (including any interest that could have been capitalized as PIK Interest during such period) from the date of payment through March 21, 2024.

“Margin Stock”: margin stock within the meaning of Regulations T, U and X.

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on (i) the operations, business, Collateral, liabilities (actual or contingent) or condition of the Loan Parties (financial or otherwise), taken as a whole, (ii) the perfection or priority of any Lien granted to Agent under any of the Loan Documents or (iii) the value, validity, enforceability or collectability of any Collateral; (b) a material impairment of the rights and remedies of Agent or any Lender under any Loan Document, or of the ability of Borrower or any other Loan Party to perform its respective Obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract”: each Contractual Obligation of any Loan Party that is (i) listed on Schedule 3.7 (including any renewals or replacements thereof) or (ii) is otherwise material to the continued operation of the business of such Loan Party and for which either (a) amounts received or paid thereunder is equal to or exceeds $2,500,000 in any Fiscal Year with respect to any Material Contract or (b) a breach or default could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date”: the earlier of (a) March 21, 2025, and (b) the date upon which the Obligations are accelerated in accordance with the terms hereof.

“Metropolitan”: Agent, Lenders, and each of their Affiliates and Approved Funds.

“Minimum Unrestricted Cash Amount”: as of any date of determination, an amount equal to: (a) the operating expenses of the Loan Parties and their Subsidiaries determined on a consolidated basis for the six (6) consecutive month period ending on such date of determination, as set forth in the financial statements most recently delivered pursuant to Sections 5.1(c), plus (b) $1,100,000.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Net Cash Proceeds”: with respect to any transaction or event, an amount equal to the cash proceeds received by any Loan Party from or in respect of such transaction or event (including cash proceeds resulting from any non-cash proceeds received in connection with such transaction or a related transaction), less: (i) any direct costs (including any reasonable and documented legal, accounting or other advisor fees or expenses), commissions and out-of-pocket expenses paid to any Person that is not an Affiliate that are reasonably and actually incurred by such Loan Party solely in connection therewith; (ii) in the case of an asset disposition, casualty or other insured damage, the amount of any Indebtedness secured by a Lien on the related asset and discharged from the proceeds of such asset disposition, casualty or other insured damage; (iii) any Taxes or Tax Distributions to the extent permitted hereunder paid or reasonably estimated by Loan Party to be payable by such Person or such Loan Party in respect of such asset disposition, casualty or other insured damage; provided, that if the actual amount of Taxes paid or taken into account in computing a Tax Distribution is less than the estimated amount, the difference shall constitute Net Cash Proceeds; and (iv) with respect to any issuance or sale of Permitted Cure Securities in connection with an equity cure made pursuant to Section 6.17(c) in respect of a failure to satisfy the financial covenant in Section 6.17(b), the aggregate cash proceeds received by Parent or its Affiliate pursuant to such issuance or sale, net of the direct costs relating to such issuance or sale (including sales and underwriters’ commissions and any reasonable and documented legal, accounting or other advisor fees or expenses) and Taxes paid or reasonably estimated in good faith by Parent or such Affiliate to be actually payable as a result thereof.

“Net Leverage Ratio”: the ratio, as of any date of determination, of (a) (i) the outstanding principal amount of the Term Loan (including any capitalized and accrued PIK Interest) minus (ii) Unrestricted Cash, to (b) Annual Platform Revenue of the Loan Parties.

“Note”: as defined in Section 2.1(b).

“Notice of Borrowing”: a notice substantially in the form of Exhibit B.

“Obligations”: (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term Loan, and (b) all other obligations and liabilities of any Loan Party to Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to Agent and the Lenders that are required to be paid by any Loan Party pursuant to any Loan Document) or otherwise, including, without limitation, the Loan Parties’ obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights.

“Official Body”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of incorporation or formation as of a recent date, and any stockholders agreements or other applicable documents relating to such Person’s formation, organization or operation, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11(b)).

“Parent”: as defined in the Preamble.

“Parent Common Stock”: Parent’s common stock, par value $0.0001 per share, which are currently trading on the Nasdaq Stock Market under the ticker symbol “PRST” (and formerly trading on the Nasdaq Stock Market under the ticker symbol “VTAQ”).

“Parent Subordinated Indebtedness”: any Subordinated Indebtedness issued by Parent and not guaranteed by any Person.

“Participant”: as defined in Section 8.6(c).

“Participant Register”: as defined in Section 8.6(c).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Payment Notice”: means a notice substantially in the form of Exhibit C.

“Payment Recipient”: as defined in Section 9.12(a).

“PBGC”: the Pension Benefit Guaranty Corporation.

“Pension Funding Rules”: the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan”: any employee pension benefit plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition”: (i) in the case of any Acquisition where the aggregate cash consideration does not exceed $1,000,000, such Acquisition is approved in writing by Agent (such approval not to be unreasonably withheld, conditioned or delayed) or (ii) in the case of any other Acquisition, such Acquisition is approved in writing by Agent in its sole discretion.

“Permitted Cure Securities”: any (i) Parent Subordinated Indebtedness or (ii) equity security of Parent (other than Disqualified Equity Interests).

“Permitted Discretion”: a determination or judgment made in good faith in the exercise of commercially reasonable (from the perspective of a secured lender) credit or business judgment.

“Permitted Indebtedness”:

(a)	Indebtedness as described in attached Schedule 1.1(c) and any renewals or refinancing of such Indebtedness in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof or other payments made reducing the principal amount of such Indebtedness) on substantially the same or better terms for Borrower as in effect on the Closing Date, with a maturity date not less than the maturity date of the debt being renewed or refinanced, and otherwise in compliance with this Agreement;

(b)	Indebtedness incurred in connection with (i) existing Capital Leases as of the Closing Date, or (ii) the granting of any Purchase Money Security Interest or Capital Leases (other than existing Capital Leases as of the Closing Date) in an aggregate amount not exceeding $1,000,000 at any time outstanding, and in the case of clause (i), any renewals or refinancing of such Indebtedness in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof or other payments made reducing the principal amount of such Indebtedness) on substantially the same or better terms for Borrower as in effect on the Closing Date, with a maturity date not less than the maturity date of the debt being renewed or refinanced and otherwise in compliance with this Agreement;

(c)	Guarantee Obligations on (i) Indebtedness under the Loan Documents, (ii) of any refinancing of such Indebtedness, (iii) on Indebtedness of a Loan Party otherwise permitted pursuant to this definition of Permitted Indebtedness or (iv) real property leases of any Loan Party or its Subsidiaries;

(d)	unsecured Indebtedness of any Loan Party (other than Parent) owed to Borrower or any other Guarantor, so long as such Indebtedness is subject to a master intercompany note in form and substance satisfactory to the Agent in its Permitted Discretion and pledged to the Agent as Collateral;

(e)	[reserved];

(f)	Indebtedness incurred in connection with the endorsement of instruments for deposit in the ordinary course of business and Indebtedness in respect of bank overdrafts or returned items, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements incurred in the ordinary course of business;

(g)	other Indebtedness not otherwise permitted hereunder in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(h)	trade indebtedness incurred on usual and customary terms in the ordinary course of business and consistent with past practice (including, without limitation, incurred and paid through third-party credit card service providers);

(i)	Indebtedness consisting of reasonable deferred compensation payable to current or former employees incurred in the ordinary course of business;

(j)	Indebtedness incurred in the ordinary course of business with respect to workers compensation and health, disability and other employee benefits;

(k)	unsecured Indebtedness under that certain Customer Performance Agreement, originally dated April 27, 2021, between the Borrower and Nirvana Funding II, LLC, as in effect on the date hereof (the “Nirvana Debt”) in an outstanding principal investment amount not to exceed (i) $6,000,000 minus (ii) the aggregate amount all principal investment repayments made thereon from and after the Closing Date;

(l)	Indebtedness incurred pursuant to hedging agreements entered into in the ordinary course of business to manage interest rates or currency risk;

(m)	Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business and in an aggregate amount not to exceed $500,000 at any time outstanding;

(n)	Indebtedness arising from corporate credit cards and merchant services arrangements in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time outstanding;

(o)	Subordinated Indebtedness; and

(p)	any other indebtedness incurred by a Loan Party that has been approved in writing by the Agent, in its sole discretion.

“Permitted Liens”:

(a) statutory Liens for Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings which stay the enforcement of any Lien resulting from the non-payment of such Taxes; provided, that adequate reserves have been set aside for the payment thereof by the Loan Parties in conformity with GAAP;

(b) Liens created pursuant to the Security Documents or any other Loan Document;

(c) judgment Liens that do not constitute an Event of Default under Section 7.1(f) of this Agreement;

(d) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by the Loan Parties, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(e) Liens securing Permitted Indebtedness described in item (b) of the definition thereof or as set forth on Schedule 1.1(c) hereto to the extent existing on the Closing Date; provided, that with respect to any refinancing thereof, such continuations or renewals do not extend to any additional property or assets of any Loan Party or secure any additional obligations, other than as set forth in item (b) of the definition of Permitted Indebtedness or as set forth on Schedule 1.1(c);

(f) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s Liens or other like Liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than thirty (30) days or are being contested in good faith by appropriate proceedings, provided, that (i) in the case of any such contest, enforcement of such Liens has been suspended and (ii) appropriate reserves have been made on the books of such Person as may be required by GAAP, consistently applied, therefor;

(g) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue for a period of more than thirty (30) days or are being contested in good faith by appropriate proceedings diligently pursued; provided, that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) such provision for the payment of such Liens has been made on the books of such Person as may be required by GAAP, consistently applied;

(h) any interest or title of a lessor under any lease entered into by any Loan Party in the ordinary course of business;

(i) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business;

(j) Liens securing Indebtedness permitted pursuant to clause (b) of the definition of “Permitted Indebtedness” so long as such Liens attach only to the assets purchased with the proceeds of such Indebtedness and not any other assets or property of any Loan Party;

(k) cash pledges and deposits in an aggregate amount not to exceed $500,000 securing obligations permitted under clause (n) of the definition of “Permitted Indebtedness”;

(l) [reserved];

(m) cash deposits held by a third-party landlord and Liens on such cash deposits to secure lease obligations in the ordinary course of business; and

(n) Liens which have been approved in writing by the Agent, in its sole discretion.

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest”: shall mean interest accrued with respect to the Term Loan that is paid in kind, and not in cash, by capitalizing such interest as principal of the outstanding Term Loan as provided herein.

“PIK Limit”: with request to any payment of interest due on any Interest Payment Date, an amount equal to (a) with respect to any Interest Payment Date occurring on or before the date that is six (6) months after the Closing Date, one hundred percent (100%) of such payment of interest (exclusive of the portion of such interest attributable to the implementation of the Default Rate or Protective Advance Rate, if any), (b) with respect to any Interest Payment Date occurring after the date that is six (6) months after the Closing Date, but on or before the date that is eighteen (18) months after the Closing Date, fifty percent (50%) of such payment of interest (exclusive of the portion of such interest attributable to the implementation of the Default Rate or Protective Advance Rate, if any), and (c) with respect to any Interest Payment Date occurring after the date that is eighteen (18) months after the Closing Date, zero percent of such payment of interest.

“PIPE Transactions”: the closing of “PIPE” equity investments of $55,000,000 in Parent contemplated by the SPAC Subscription Agreements.

“Plan”: any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of a Loan Party or any Subsidiary, or any such plan to which a Loan Party or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which such Loan Party has any liability.

“PPP Loans”: (i) the 2020 PPP Loan , and (ii) the 2021 PPP Loan.

“Prepayment Event”: any (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party outside of the ordinary course of business in excess of $500,000 in the aggregate during any Fiscal Year, (b) casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party in excess of $500,000 in the aggregate during any Fiscal Year, (c) the incurrence by any Loan Party of any Indebtedness other than Indebtedness permitted pursuant to Section 6.1 hereof, (d) the occurrence of a Change of Control, (e) any equity cure made pursuant to Section 6.17(c) in respect of a failure to satisfy the financial covenants in Section 6.17(b), (f) borrower’s receipt of the proceeds of any business interruption insurance, and (g) any receipt by a Loan Party of any Extraordinary Receipt in excess of $500,000 in the aggregate during any Fiscal Year.

“Presto”: as defined in the preamble hereto, and shall include its successors and assigns.

“Principal Market”: any Eligible Market, or any national securities exchange, market or trading or quotation facility on which the common stock of the Parent is then listed or quoted.

“Prior Debt”: all Indebtedness and other obligations of Borrower (or any of them) owing to (i) Horizon Technology Finance Corporation under that certain Venture Loan and Security Agreement, originally dated as of March 5, 2021, and (ii) to Lago Innovation Fund, LLC and Lago Innovation Fund II, LLC under that certain Venture Loan and Security Agreement, dated as of March 11, 2022, in each case as it may have been amended from time to time.

“Protective Advance”: as defined in Section 2.6(f).

“Purchase Money Security Interest”: Liens upon tangible personal property (including the proceeds thereof) securing loans to the Loan Parties or deferred payments (including, without limitation, capitalized lease obligations under GAAP) by the Loan Parties for the purchase or capital lease of such tangible personal property; provided, that such security interest does not encumber any asset except the assets purchased (and the proceeds thereof); provided, further, that such security interest does not secure obligations in excess of such purchase price or deferred payments; provided that notwithstanding anything to the contrary, “Purchase Money Security Interest” does not include Capital Leases.

“Qualified Equity Interest”: any Equity Interest issued by any Loan Party that is not a Disqualified Equity Interest.

“Recipient”: the Agent, any Lender or any other financial institution party hereto, or to an arrangement contemplated hereby, that is the recipient of any payment to be made by or on account of any Obligations of any Loan Party hereunder.

“Registration Rights Agreement”: that certain Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among Parent, the Sponsors, Lenders and certain other Parent stockholders party thereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“Regulation T”: Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U”: Regulation U of the Board as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X”: Regulation X of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the members, partners, directors, officers, trustees, managers, representatives, attorneys, equity owners, professional consultants, portfolio management services, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders”: Lenders having more than 50% of the aggregate outstanding amount of the Term Loan on such date of determination provided, that for so long as Metropolitan holds any Term Loan, Required Lenders shall include Metropolitan.

“Requirement of Law”: as to any Person, the Operating Documents of such Person, and any Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer or the chief financial officer of the applicable Loan Party.

“Restricted Payments”: as defined in Section 6.5.

“Sanctions”: as defined in Section 3.23.

“SEC”: the United States Securities and Exchange Commission and any successor thereto.

“Securities Act”: the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Securities Accounts”: all “securities accounts” as defined in Article 8 of the UCC.

“Security Agreement”: that certain Guarantee and Collateral Agreement, dated as of the date hereof, by and among the Borrower, the other Loan Parties, and Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents”: the collective reference to the Security Agreement, any Control Agreement, any Collateral Access Agreement and all other security documents hereafter delivered to Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, and all financing statements, fixtures filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SPAC Business Combination”: the business combination transaction contemplated by the SPAC Merger Agreement, pursuant to which (a) Ventoux Merger Sub I Inc. will merge with and into E La Carte, Inc. (the “First Merger”), with E La Carte, Inc. being the surviving entity in the First Merger and continuing (immediately following the First Merger) as a wholly-owned subsidiary of Parent (the “Surviving Corporation”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Presto (the “Second Merger”), with Presto being the surviving entity in the Second Merger and continuing (immediately following the Second Merger) as a wholly-owned subsidiary of Parent, at which time Parent shall be renamed “Presto Automation Inc.”.

“SPAC Merger Agreement”: that certain Agreement and Plan of Merger, dated as of November 10, 2021, among E La Carte, Inc., the Parent, Ventoux Merger Sub I Inc. and Ventoux Merger Sub II LLC, as amended on April 1, 2022 and July 25, 2022, as in effect on the date hereof or as later amended, restated, supplemented or otherwise modified with the consent of the Agent, in its Permitted Discretion.

“SPAC Subscription Agreement(s)”: each subscription agreement executed in connection with the SPAC Transaction for Parent Common Stock, including, without limitation, those identified on Schedule 1.1(d).

“SPAC Transaction”: the consummation of the SPAC Business Combination, including the closing of the PIPE Transactions and all other transactions contemplated by the SPAC Merger Agreement.

“Specified Locations”: means (a) 816 Hamilton St., Redwood City, CA 94063 and (b) each other location identified by Borrower to Agent from time to time hereafter and approved by Agent in its Permitted Discretion.

“Sponsor Support Agreement”: that certain Amended and Restated Sponsor Support Agreement dated as of July 25, 2022 by and among, Parent, the Sponsors, E La Carte, Inc. and the other parties thereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“Sponsors”: Ventoux Acquisition Holdings LLC and Chardan International Investments, LLC.

“Stockholder Support Agreement”: that certain Amended and Restated Support Agreement dated as of July 25, 2022 by and among, Parent, E La Carte, Inc., and certain stockholders of E La Carte, Inc. party thereto.

“Subordinated Debt”: unsecured Indebtedness incurred with the prior written consent of the Agent in its sole discretion, the payment of which is subordinated as to right and time of payment and as to other rights and remedies thereunder and having such subordination and other terms as are, in each case, satisfactory to Agent in its sole discretion.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Tax Distributions”: with respect to any taxable period for which Borrower is a member of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which another Person is the common parent, cash distributions by Borrower in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes that Borrower would have paid for such taxable period had Borrower been a stand-alone corporate taxpayer or the common parent of a consolidated, combined, affiliated, unitary or similar income tax group including its Subsidiaries.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan”: as defined in Section 2.1.

“Term Loan Commitment”: the commitment of a Lender to make or otherwise fund Term Loan and “Term Loan Commitments” means such commitments of all Lenders to fund the Term Loan in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Schedule 1.1(a) attached hereto, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date, prior to the funding of the Term Loan, is $55,000,000.

“Touch Annual Platform Revenue”: for any date of determination, (a) Touch Platform Revenue for the three (3) consecutive month period ending as of such date multiplied by (b) four (4).

“Touch Platform Revenue”: platform revenue earned during any calendar month by Borrower from (a) Borrower’s sale of hardware to restaurants and (b) subscriptions for Borrower’s software products entered into by restaurants, and calculated in a manner consistent with the calculation of same on Exhibit E.

“UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“Unrestricted Cash”: as of any date of determination, the sum of (i) all unrestricted balance sheet cash of the Borrower that is on deposit in any Deposit Account that is, subject to Section 5.13(b), subject to a Control Agreement in favor of the Agent, and (ii) all unrestricted Cash Equivalents of the Borrower held in a Securities Account that is, subject to Section 5.13(b), subject to a Control Agreement in favor of Agent.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voice Annual Platform Revenue”: for any date of determination, (a) Voice Platform Revenue for the three (3) consecutive month period ending as of such date multiplied by (b) four (4).

“Voice Platform Revenue”: platform revenue earned during any calendar month by the Borrower from Voice Products, and calculated in a manner consistent with the calculation of same on Exhibit E.

“Voice Products”: Borrower’s speech recognition technology for use in the customer order process and otherwise determined in a manner consistent with the calculation of Voice Platform Revenue.

“Warrant Agreement”: that certain Amended and Restated Warrant Agreement, dated as of the date hereof, by and between Parent and Continental Stock Transfer & Trust Company, as Warrant Agent in substantially the form attached as Exhibit A to the Warrant Subscription Agreement.

“Warrant Subscription Agreement”: that certain Subscription Agreement, dated as of the date hereof, by and between Parent and the Lenders, as may be amended, restated, supplemented or otherwise modified from time to time.

“Warrants”: those certain warrants to purchase 1,500,000 shares of Parent Common Stock at a purchase price of $11.50 per share issued by Parent pursuant to the Warrant Subscription Agreement to the Lenders on the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time.

“Withholding Agent”: any Loan Party and Agent.

“XAC Litigation”: means any litigation relating to that certain Final Award, dated June 28, 2022 in respect of SIAC Arbitration No. 099 of 2021 between E La Carte, Inc., as claimant, and XAC Taiwan, as respondent.

1.2 Other Definitional Provisions.

(a)   Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)   As used herein and in the other Loan Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Loan Parties not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) any Default or Event of Default is deemed continuing until waived in writing by Agent or the Required Lenders, (vi) references to agreements (including this Agreement) or other Contractual Obligations, or any Law or regulation, shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations, or Law or regulation, as applicable, as amended, supplemented, restated, amended and restated or otherwise modified from time to time and (vii) all capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. All references to the principal amount of the Term Loan shall include accrued and capitalized PIK Interest, unless expressly stated otherwise.

(c)   The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and all references herein to Sections, Exhibits and Schedules shall be construed to refer to this Agreement unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) any reference to any Law or regulation herein shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, (iii) relative to the determination of any period of time, “from” means “from and including”, “to” means “to and including”, and “through” means “through and including”, (iv) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document and (v) unless otherwise specified, all references herein to times of day shall constitute references to New York City time.

(d)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e)   Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. Notwithstanding the foregoing, if the Borrower notifies Agent in writing that the Loan Parties wish wishes to amend any financial covenant in Section 6.17 of this Agreement and/or any related definition to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such covenants (or if Agent notifies the Borrower in writing that the Required Lenders wish to amend any covenant in Section 6.17 and/or any related definition to eliminate the effect of any such change in GAAP), then Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, the Loan Parties’ compliance with such covenants and/or the definitions shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrower, Agent and the Required Lenders, and the Loan Parties shall provide to Agent, when they deliver their financial statements pursuant to Section 5.1 of this Agreement, such reconciliation statements as shall be reasonably requested by Agent.

(f) For all purposes under the Loan Documents, in connection with any Division/Series Transaction: (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time

(g)   Notwithstanding anything to the contrary contained in Section 1.2 or in the definition of “Capital Lease,” any provision related to the accounting for leases pursuant to GAAP reflecting the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such provisions require or would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP prior to the adoption thereof, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

(h)   Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 10 25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness under Financial Accounting Standards Board Accounting Standards Codification 470 20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 2
AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments; Repayment.

(a)   Term Loan. Subject to the terms and conditions hereof, Lenders agree to make a term loan on the Closing Date in the aggregate initial principal amount of $55,000,000 (the “Term Loan”). Once repaid, no portion of the Term Loan may be re-borrowed. Upon the funding on the Closing Date, the Term Loan Commitment shall be immediately terminated and reduced to $0.

(b)   Notes. The Advances made by each Lender may, upon request by each Lender, be evidenced by a promissory note payable to the order of Agent, for the benefit of such Lender, substantially in the form of Exhibit D (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, a “Note”), executed by Borrower and delivered to such Lender. Each Note shall be in a stated maximum principal amount equal to such Lender’s Term Loan Commitment, as applicable.

(c)   Mandatory Repayments.

(i)   To the extent not previously paid, the then outstanding Term Loan and all other Obligations shall be due and payable on the Maturity Date, together with all accrued and unpaid interest on such Obligations to be paid to and including the date of payment and any Make Whole Premium and other Obligations.

(ii) Upon receipt by Borrower of the proceeds of any Prepayment Event, Borrower shall make a prepayment of principal of the Term Loan in an amount equal to 100% of the Net Cash Proceeds of such Prepayment Event, together with any accrued interest on such amount and any Make Whole Premium payable pursuant to Section 2.1(e) in connection therewith. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, in the case of any event of the type described in either clause (a) or (b) of the definition of the term “Prepayment Event”, such prepayment shall not be required to the extent Borrower reinvests the Net Cash Proceeds of such Prepayment Event, in assets of a kind then used or usable in the business of Borrower and in which Agent has a first-priority perfected Lien within ninety (90) days (with respect to clause (a)) and one hundred eighty (180) days (with respect to clause (b)) after the date of such Disposition or enters into a binding commitment thereof within such period and subsequently makes such reinvestment, provided until such date of reinvestment such Net Cash Proceeds are deposited into a Controlled Account over which Agent has a first-priority perfected Lien.

(d)   Voluntary Prepayment. With thirty (30) days’ prior written notice, Borrower may at any time voluntarily prepay, in whole or in part, the principal amount of the outstanding Term Loan, provided that (i) all accrued and unpaid interest and fees with respect to the outstanding Obligations are paid simultaneously with such voluntary principal payment; provided, further, that to the extent such voluntary principal payment occurs on or before the date that is eighteen (18) months following the Closing Date, such payment shall be accompanied by payment in full in cash of the Make Whole Premium on the amount of the Term Loan repaid and all other earned and unpaid fees.

(e) Make Whole Premium. To the extent any payment pursuant to Sections 2.1(c) or 2.1(d) occurs on or before the date that is eighteen (18) months following the Closing Date, any prepayment made (i) pursuant to Section 2.1(c)(ii) as a result of a Prepayment Event described in clauses (a), (c), (d) or (e) thereof, or Section 2.1(d), shall be accompanied by payment in full in cash of the Make Whole Premium. Any Make Whole Premium payable in accordance with this Agreement shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of any event triggering the prepayment of such Make Whole Premium and Borrower agrees that it is reasonable under the circumstances currently existing. The parties hereto acknowledge that the Make Whole Premium shall survive acceleration of the Obligations and/or the occurrence of any insolvency proceeding, and shall automatically accrue to the principal amount of the Term Loan pro rata and shall constitute part of the Obligations for all purposes herein. If the Term Loan is accelerated for any reason pursuant to the terms herein, the Make Whole Premium shall be calculated as if the date of acceleration of the Term Loan was the date of prepayment of the Term Loan. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE WHOLE PREMIUM IN CONNECTION WITH ANY ACCELERATION. The Borrower expressly agrees that: (A) the Make Whole Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Make Whole Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Make Whole Premium; (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) Borrower’s agreement to pay the Make Whole Premium is a material inducement to Lenders to extend the Term Loan; and (F) the Make Whole Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to Lenders or profits lost by Lenders as a result of such event triggering payment of the Make Whole Premium.

2.2 Advances.

(a)   Procedure for Borrowing. Subject to the terms and conditions of this Agreement, Borrower may borrow the Term Loan on the Closing Date; provided, that Borrower shall give Agent a Notice of Borrowing specifying the principal amount of the requested Term Loan to be made, the requested Borrowing Date, and instructions for remittance of the proceeds of the requested Term Loan (which notice must be received by Agent prior to 11:00 am (New York City time) on the Closing Date). The Term Loan shall be in an initial principal amount equal to $55,000,000 on the Closing Date. Subject to the satisfaction or waiver of the conditions set forth in Section 4, Lenders will fund the principal amount of the requested Advance pursuant to the wiring instructions provided in the Notice of Borrowing on the requested Borrowing Date.

(b)   Making of the Term Loan.

(i)   Following receipt of a Notice of Borrowing in accordance with Section 2.2(a), Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the requested Advance. Each Lender shall make the amount of its applicable portion of the Term Loan available to Agent in immediately available funds at Agent’s office not later than 1:00 p.m. on the related Borrowing Date. Upon satisfaction of the applicable conditions set forth in Section 4.1, Agent shall remit, or cause to be remitted, all funds so received as directed by the Borrower in the Notice of Borrowing.

(ii) Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Borrowing Date relative to a requested Advance as to which Agent has notified the Lenders of a requested Advance that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Applicable Percentage of the Advance, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Borrowing Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower a corresponding amount. If, on the requested Borrowing Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrower such amount on the requested Borrowing Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Advance available to Agent in immediately available funds, to Agent’s designated account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Borrowing Date (in which case, the interest accrued on such Lender’s portion of such Advance for the Borrowing Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrower such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Interest Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(b)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Advance for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Borrowing Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Advance.

(c)   Independent Obligations. All Advances shall be made by the Lenders contemporaneously and in accordance with their Applicable Percentages. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.3 Fees. As compensation for the Term Loan Commitment and Agent’s commitment to perform its obligations hereunder, Borrower shall pay to Agent the fees set forth in the Fee Letter.

2.4 Interest Rates and Payment Dates.

(a)   Each Term Loan shall bear interest at a rate per annum equal to the Interest Rate, subject to adjustment as set forth in this Section 2.4.

(b)   During the continuance of an Event of Default, the outstanding Obligations shall, at the election of the Agent (or automatically upon an Event of Default pursuant to Section 7.1(a), (d) or (e)) bear interest at a rate per annum equal to the lesser of (i) the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus five percent (5%) and (ii) the maximum rate allowed by applicable Law (the “Default Rate”). The terms of this paragraph shall not be construed as Agent’s consent to Borrower’s failure to pay any amounts in strict accordance with this Agreement, and Agent’s charging any such fees and/or acceptance of any such payments shall not restrict Agent’s exercise of any remedies arising out of any such failure.

(c)   Accrued interest shall be payable in arrears on each Interest Payment Date; provided that, on or prior to the date that is eighteen (18) months following the Closing Date, a portion of the interest payable on each Interest Payment Date equal to the applicable PIK Limit may be paid on such Interest Payment Date as PIK Interest if not less than five (5) Business Days prior to such Interest Payment Date, Borrower notifies Agent in writing of its intention to pay a portion of such interest in kind on such Interest Payment Date. All PIK Interest shall be compounded on the applicable Interest Payment Date by capitalizing the amount of such PIK Interest and adding the same to the principal balance of the Term Loan, after which such PIK Interest shall accrue interest at the Interest Rate and otherwise constitute principal under the Term Loan for all purposes (including, without limitation, for purposes of calculating interest on the principal amount thereof). For the avoidance of doubt, all accrued and unpaid PIK Interest, together with all other Obligations hereunder, shall be payable by Borrower on the Maturity Date. All interest payable in cash shall be payable on each Interest Payment Date in accordance with Section 2.6.

2.5 Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed and shall be calculated on the beginning of day principal balance of the Term Loan outstanding for each day of the relevant calendar month. Each determination of an interest rate by Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error. For the avoidance of doubt, Advances shall be included in the daily principal balance on the date they occur.

2.6 Payments.

(a)   Unless otherwise specified herein or in any other Loan Document, prior to (or simultaneously with) making any principal payment on the Term Loan, Borrower shall deliver to Agent a Payment Notice (which such Payment Notice shall be irrevocable and binding unless Borrower otherwise notifies Agent in writing) with respect thereto.

(b)   All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 2:00 P.M. (New York City time), on the due date thereof to Agent in Dollars in immediately available funds. Any payment received by Agent after 2:00 P.M. (New York City time), shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than the capitalization of accrued PIK Interest) becomes due and payable on a day other than a Business Day, such payment due date shall be extended to the next succeeding Business Day, other than with respect to the payment to be made on the Maturity Date, which, if not a Business Day, shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(c)   Nothing herein shall be deemed to obligate Agent or any Lender to obtain the funds for the Term Loan in any particular place or manner or to constitute a representation by Agent or any Lender that it has obtained or will obtain the funds for the Term Loan in any particular place or manner.

(d)   All payments, prepayments or repayments of the Term Loan shall be accompanied by payment in full of all accrued and unpaid interest on the portion of such Term Loan being paid, prepaid or repaid to the date of payment, prepayment, or repayment, including the Make Whole Premium as applicable, all other earned and unpaid fees, and all other amounts due and owing hereunder, including without limitation all costs associated with such payment, prepayment, or repayment.

(e)   Except as specifically set forth elsewhere in this Agreement and subject to Section 7.3, any payment, prepayment or repayment of the Term Loan shall be made by the Loan Parties to Agent, for the benefit of the Lenders, on a pro rata basis based upon each Lender’s Applicable Percentage of the amount of such payment, prepayment or repayment. If at any time insufficient funds are received by and available to Agent or any Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied in accordance with the Lenders’ Applicable Percentage or as otherwise determined by Agent in its sole discretion.

(f) Notwithstanding anything to the contrary in this Agreement, Agent or any Lender may, in its discretion at any time or from time to time, without Borrower’s request and even if the conditions set forth in Section 4.1 would not be satisfied, make a Term Loan in an amount equal to the portion of the Obligations constituting overdue interest, fees, indemnification payments or any other Obligations from time to time due and payable to itself and apply the proceeds of any such Term Loan to those Obligations.

(g)   Notwithstanding any provision of any Loan Document, Agent, in its sole discretion shall have the right, but not any obligation, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) discharge (at Borrower’s expense) taxes or Liens affecting any of the Collateral that have not been paid in violation of any Loan Document or that jeopardize the Agent’s Lien priority in the Collateral; or (ii) make any other payment (at Borrower’s expense) reasonably necessary for the administration, servicing, maintenance, preservation or protection of the Collateral (each such advance or payment set forth in clauses (i) and (ii), a “Protective Advance”). The Agent shall be reimbursed for all Protective Advances pursuant to Section 2.4 and any Protective Advances shall bear interest at the lesser of (i) the Interest Rate plus ten percent (10%) per annum, and (ii) the maximum rate permitted by Law (the “Protective Advance Rate”), payable in cash, from the date the Protective Advance is paid by Agent until it is repaid. No Protective Advance by Agent shall be construed as a waiver by Agent, or any Lender of any Default, Event of Default or any of the rights or remedies of Agent or any Lender. Upon the making of a Protective Advance by the Agent, without any further action on the part of the Agent or any Lender, the Agent will be deemed to have granted to each Lender, and each Lender will be deemed to have acquired from the Agent, without recourse or warranty, a participation in such Protective Advance equal to such Lender’s Applicable Percentage of the amount of such Protective Advance. Each Lender shall transfer (each such transfer, a “Transfer”) the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Protective Advance with respect to such acquired interest and participation promptly when requested to the Agent, to such account of the Agent as the Agent may designate, but in any case not later than 2:00 P.M. (New York City time), on the Business Day requested (if notice is provided by the Agent prior to noon (New York City time) on such Business Day) or otherwise on the immediately following Business Day (each such transfer date, as to the applicable Transfer, a “Transfer Date”). Transfers may occur during the existence of a Default or Event of Default and regardless of whether the applicable conditions precedent set forth in Section 4.1 have then been satisfied. Such amounts transferred to the Agent will be applied against the amount of the Protective Advance and, together with each Lender’s Applicable Percentage of such Protective Advance, will constitute Advances of such Lenders, respectively. If any such amount is not transferred to the Agent by any Lender on the applicable Transfer Date, then the Agent may recover such amount on demand from such Lender together with interest thereon. From and after the date, if any, on which any Lender is required to fund, and funds, its participation in any Protective Advance purchased hereunder, the Agent shall promptly distribute to such Lender such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Advance in accordance with this Agreement.

2.7 [Reserved].

2.8 Taxes(a).

(a)   Defined Terms. For purposes of this Section, the term “Requirement of Law” includes FATCA.

(b)   Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document to a Recipient shall be made without deduction or withholding for any Taxes, except as required by any Requirement of Law. If any Requirement of Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with any Requirement of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. The applicable Recipient and each relevant Loan Party shall cooperate in completing any procedural formalities necessary for the relevant Loan Party to obtain authorization to make payments without any deduction or withholding on account of tax.

(c)   Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with any Requirement of Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(d)   Indemnification of Agent and Lenders. Loan Parties shall indemnify any Recipient, within ten (10) days after demand thereof, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by such Recipient or required to be withheld or deducted from a payment to the Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered to Borrower by a Recipient (with a copy to Agent, as applicable), or by Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)   Indemnification of Agent. Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to Lenders from any other source against any amount due to Agent under this Section 2.8(e).

(f) Certification. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.8, the Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(g)   Status of Recipients; Tax Documentation.

(i)   Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Withholding Agent, at the time or times reasonably requested by such Withholding Agent, such properly completed and executed documentation reasonably requested by the Withholding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the applicable Withholding Agent, shall deliver such other documentation prescribed by any Requirement of Law or reasonably requested by the applicable Withholding Agent as will enable Borrower or Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation in Section 2.8(a)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A) Any Recipient that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Withholding Agent) properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) certifying that such Recipient is exempt from U.S. federal backup withholding tax.

(B) Any Foreign Recipient shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Withholding Agent), whichever of the following is applicable:

(1) in the case of a Foreign Recipient claiming the benefits of an income tax treaty to which the United States is a party, properly completed and executed copies of IRS Form W-8BEN or W-8BEN-E (or successor forms), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the applicable provisions of the income tax treaty;

(2) properly completed and executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Recipient claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed copies of IRS Form W-8BEN or W-8BEN-E (or successor forms), as applicable; or

(4) to the extent a Foreign Recipient is not the beneficial owner, properly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, in a form reasonably acceptable to Borrower; provided that if the Foreign Recipient is a partnership and one or more direct or indirect partners of such Foreign Recipient are claiming the portfolio interest exemption, such Foreign Recipient may provide in a form reasonable acceptable to Borrower a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner(s).

(C) any Foreign Recipient shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by a Requirement of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirement of Law to permit Borrower or Agent to determine the withholding or deduction required to be made.

(D) If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the applicable Withholding Agent at the time or times prescribed by Requirement of Law and at such time or times reasonably requested by such Withholding Agent such documentation prescribed by any Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.8(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Recipient agrees that if any form or certification it previously delivered under this Section 2.8(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Withholding Agent in writing of its legal inability to do so.

(h)   Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Loan Party, upon the request of the Recipient, shall repay to the Recipient the amount paid over to such Loan Party by such Recipient pursuant to this Section 2.8(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8(h), in no event will any Recipient be required to pay any amount to any Loan Party pursuant to this Section 2.8(h), the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.8(h) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to a Loan Party or any other Person.

(i)   Survival. Each party’s obligations under this Section 2.8 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all other Obligations.

2.9 Collections. Each Loan Party shall and shall cause each of its Subsidiaries (other than its Immaterial Subsidiaries) to:

(a)   Make (or direct any payor to make) all Collections to a Deposit Account which is, subject to Section 5.13(b), the subject to a Control Agreement (a “Controlled Account”);

(b)   If any Loan Party shall receive any Collections in any manner other than by deposit into the Controlled Account, such Loan Party shall hold such Collections in trust for the benefit of Agent and deposit such Collections into the Controlled Account within three (3) Business Days following such Loan Party’s receipt thereof; and

(c)   Prevent the deposit into any Deposit Account (other than Excluded Deposit Accounts) of any funds other than the funds to be deposited into such Deposit Accounts under this Agreement or the other Loan Documents (provided that, this covenant shall not be breached to the extent that funds are inadvertently deposited into any of such Deposit Accounts and are promptly segregated and removed such Deposit Account to the Controlled Account).

2.10 Increased Costs

(a)   Increased Costs Generally. If any Change in Law shall:

(i)   impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; or

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or;

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the portion of the Term Loan made by such Lender or participation therein and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining the Term Loan or of maintaining its obligation to make any such Term Loan, or to increase the cost to such Lender or such other Person of participating in, or to reduce the amount of any sum received or receivable by such Lender or other Person hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Person, Borrower will pay to such Lender or other Person, as the case may be, such additional amount or amounts as will compensate such Lender or other Person, as the case may be, for such additional costs incurred or reduction suffered.

(b)   Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitments of such Lender or the Term Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or holding company such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)   Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.10(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or its holding company, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)   Delays in Request. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or other Person pursuant to this section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or other Person, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

2.11 Mitigation Obligations.

If any Lender requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.8, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 3

REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Term Loan, the Loan Parties hereby represent and warrant to Agent and Lenders on the Closing Date that:

3.1 Financial Condition. None of the Loan Parties have any material Guarantee Obligations (other than pursuant to the Loan Documents), contingent liabilities and liabilities for Taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, required to be set forth on financial statements prepared in accordance with GAAP that are not reflected in the most recent financial statements.

3.2 No Change. Since June 30, 2022, there has been no change in the financial condition, operations, assets, business or properties of Loan Parties which could reasonably be expected to result in a Material Adverse Effect.

3.3 Existence; Compliance with Law. Each Loan Party (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization, as applicable, and in good standing under the Laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (iv) is in material compliance with all Requirements of Law.

3.4 Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have previously been obtained or made and are in full force and effect and (ii) the filings of UCC financing statements in accordance with the Security Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at Law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of such Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to a Loan Party could reasonably be expected to have a Material Adverse Effect. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X) that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

3.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Loan Party after reasonable inquiry, threatened by or against any Loan Party or against any of its properties or revenues (a) with respect to any of the Loan Documents, the Collateral or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date and each other Borrowing Date, all litigation to which any Loan Party is a party is set forth in Schedule 3.6.

3.7 No Default. No Loan Party is, or will be upon consummation of the transactions contemplated herein, in default under or with respect to any of its Contractual Obligations in any respect, including, without limitation, under any Material Contract. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested Term Loan. As of the Closing Date and as of each other Borrowing Date, each of the Material Contracts of the Loan Parties are set forth on Schedule 3.7 attached hereto.

3.8 Taxes. Each Loan Party and each of its Subsidiaries has filed or caused to be filed all federal, state and other material Tax returns and reports that are required to be filed by it and has paid all federal, state and other material Taxes shown to be due and payable (other than Taxes that are currently being contested in good faith by appropriate proceedings which stay the enforcement of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in conformity with GAAP). No Tax Lien has been filed (other than Permitted Liens) in respect of any Loan Party or any of their Subsidiaries. To the knowledge of each Loan Party after reasonable inquiry, no claim is currently being asserted against it or any of its Subsidiaries with respect to any Tax.

3.9 Margin Stock. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Term Loan, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any Margin Stock for any purpose that violates the provisions of the Regulations T, U, X or any other regulations of the Board.

3.10 ERISA. None of Borrower, nor any other Loan Party, nor any of their respective ERISA Affiliates has established or maintains or contributes (or has an obligation to contribute) to, or otherwise has any liability, contingent or otherwise with respect to (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is covered by Title IV of ERISA or Section 412 of the Code or (b) any “employee benefit plan” providing for post-employment medical or other welfare benefits, except as required by applicable Requirements of Law and at the sole expense of the plan participants. Each “employee benefit plan” that is or has been sponsored, contributed to or required to be contributed to by the Borrower, Parent or their respective ERISA Affiliates has been maintained in compliance with its terms, ERISA, the Code and all other applicable Requirements of Law in all material respects. None of the Loan Parties nor any of their Affiliates is a Plan and none of the assets of the Loan Parties not any of their Affiliates constitutes “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA). The entering into this Agreement, the transactions contemplated hereby, the performance by the Loan Parties of its obligations hereunder or under any other Loan Document, do not and will not violate any provisions of ERISA.

3.11 Investment Company Act. No Loan Party nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

3.12 Use of Proceeds. The proceeds of each Term Loan shall be used by Borrower solely (i) refinance the Prior Debt, (ii) to pay fees, costs and expenses incurred by Agent, Lenders and the Loan Parties in connection with the transactions contemplated hereby or in connection herewith, and (iii) otherwise for working capital and general corporate purposes.

3.13 Environmental Matters. None of the Loan Parties’ properties or assets has been used by a Loan Party or, to the best of such Loan Party’s knowledge after reasonable inquiry, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance with any applicable Environmental Law.

3.14 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to Agent or any Lender for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading; it being understood that any projections and pro forma financial information provided is based upon good faith estimates and assumptions believed by management of the Loan Parties to be reasonable at the time made, it being recognized by the Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to Agent and Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.15 Security Documents. The Security Documents are effective to create in favor of the Agent, for the benefit of itself and the Lenders, a legal, valid and enforceable first-priority security interest (subject to Permitted Liens) in the Collateral described therein and proceeds thereof.

3.16 Solvency. The Loan Parties taken as a whole are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith, will be, Solvent.

3.17 Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies, on all its property and against at least such risks and, in any case, in at least such amounts as reasonably required by the Agent and as otherwise may be required pursuant to Section 5.5.

3.18 Title. Each Loan Party is the lawful owner of, and has good title to, all of the Collateral pledged hereunder or any other Loan Document, in each case, free and clear of any Liens (other than the Lien of the Agent and any Permitted Liens). The Collateral represents all assets that are necessary for the conduct of Loan Parties’ business as currently conducted.

3.19 Subsidiaries. As of the Closing Date, each Subsidiary of a Loan Party is set forth on Schedule 3.19 hereof. As of any date following the Closing Date, the Loan Parties have no Subsidiaries other than those set forth on Schedule 3.19 hereof and those permitted pursuant to Section 6.11 hereof.

3.20 Employees. No Loan Party is party to or bound by any collective bargaining agreement or similar labor agreement and there is, and during the five (5) year period immediately preceding the Closing Date, has been, no labor organizing activity involving employees of any Loan Party. There are no strikes, lockouts, work stoppages, slowdowns or other labor disputes against any Loan Party pending or, to the Knowledge of any Loan Party, threatened and the Loan Parties have complied in all material respects with the Fair Labor Standards Act of 1938, as amended, and all other applicable federal, state, local or foreign labor and employment Laws. None of the Loan Parties has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law that remains unpaid or unsatisfied. All material payments due from any of the Loan Parties on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Parties.

3.21 Collateral. All statements made and all information appearing in all invoices, instruments and other documents evidencing the account receivables of any Loan Party, and the operations of such Loan Party with respect to such account receivables are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of such Loan Party’s books and records are genuine and in all respects what they purport to be. All account receivables of the Loan Parties and all operations of the Loan Parties with respect to such account receivables comply in all material respects with all applicable Requirements of Law. To such Loan Party’s knowledge after reasonable inquiry, all signatures and endorsements on all documents, instruments, and agreements relating to the account receivables of such Loan Party are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms. Each account receivables of a Loan Party is, and will remain at all times, free and clear of Liens other than the Lien of Agent and Permitted Liens. The Loan Parties have not, and will not, transfer or assign any partial interest in any account receivables other than in the ordinary course of business.

3.22 Intellectual Property. The Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, in each case so as to result in a Material Adverse Effect. The use of Intellectual Property by each Loan Party does not infringe on the rights of any Person in any material respect.

3.23 Capitalization. The Equity Interests of each Loan Party has been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.23, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which a Loan Party is a party requiring, and there is no membership interest or other Equity Interest of a Loan Party outstanding which upon conversion or exchange would require, the issuance by such Loan Party of any additional membership interests or other Equity Interests or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of such Loan Party. Schedule 3.23 correctly sets forth the ownership interest of each Loan Party in its respective Subsidiaries as of the Closing Date both before and after giving effect to the transactions contemplated hereby.

3.24 Transactions with Affiliates. Except as set forth on Schedule 3.24, no Loan Party is party to any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of such Loan Party and is upon fair and reasonable terms no less favorable to such Loan Party, as determined by Agent in Agent’s Permitted Discretion, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) employment arrangements and employee benefit plans entered into in the ordinary course of business or (d) transactions solely among the Loan Parties, not involving other Affiliates.

3.25 No Burdensome Restrictions. No encumbrance or restriction of any kind exists which materially and adversely affects the ability of (a) any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on its Equity Interests owned by its parent, (ii) to pay or prepay any Indebtedness owed to any Loan Party, (iii) to make loans or advances to any Loan Party, or (iv) to transfer any of its property or assets to any Loan Party, or (b) any Loan Party to grant Liens on the Collateral to Agent, in each case except for restrictions and conditions imposed by applicable law.

3.26 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) Patriot Act.

3.27 Foreign Assets Control Regulations and Anti-Money Laundering.

(a) No Loan Party, and no director, officer, employee, agent or Affiliate of any Loan Party is a Person that is, or is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person that is (i) designated by the U.S. government on the list of the Specially Designated Nationals or Blocked Persons or with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) the subject and/or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (iii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (any Person described in clauses (i), (ii) or (iii), each a “Blocked Person”).

(b) The Loan Parties, their Subsidiaries and their respective directors, officers, and employees, and to the knowledge of the Loan Parties after reasonable inquiry, their agents or any other person acting on behalf of any Loan Party or any of their Subsidiaries, are and will remain in compliance with all applicable Sanctions, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act (31 U.S.C. Sections 5301 et seq.) and all regulations issued pursuant to it, or any other applicable anti-corruption law.

(c) The Loan Parties and their Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption Laws.

(d) No part of the proceeds of the Term Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

3.28 Parent. Parent does not engage in any material business activity other than the activities permitted under Section 6.11.

3.29 PPP Loans. Each of the PPP Loans has been forgiven in its entirety, and neither Borrower nor any other Loan Party has any knowledge of any pending or threatened investigation by the applicable lender under any PPP Loan, the U.S. Small Business Administration or any other Official Body into the incurrence, use or forgiveness of any PPP Loan or any other matter relating thereto.

3.30 SPAC Transaction. With respect to the SPAC Merger Agreement, each SPAC Subscription Agreement, the Sponsor Support Agreement and the Stockholder Support Agreement: (a) such agreement is in full force and effect, (b) no breach or default exists or has been asserted thereunder, and Borrower is not aware of any fact or circumstance that would give rise to any breach or default thereunder, (c) no party has terminated or threatened to terminate the SPAC Merger Agreement, any SPAC Subscription Agreement, the Sponsor Support Agreement or the Stockholder Support Agreement, (d) there have been no amendments, restatements, supplements or other modifications thereto that have not been disclosed to the Agent and (e) such agreements constitute the entire agreement and understanding among the Borrower, the Parent, each counterparty thereto and their respective Affiliates concerning the SPAC Transaction. The Borrower has not received, and to the Borrower’s knowledge, the Parent has not received any notice of an adverse determination by the SEC or any other Official Body regarding the SPAC Transaction.

Section 4
CONDITIONS PRECEDENT

4.1 Conditions to Closing. The effectiveness of this Agreement shall be subject to the satisfaction (or waiver, in the sole discretion of the Agent), prior to or on the Closing Date, of the following conditions precedent:

(a) Loan Documents. Agent shall have received each of the following, each of which shall be in form and substance satisfactory to Agent:

(i) this Agreement, executed and delivered by Agent, each Lender and Borrower;

(ii) if requested by any Lender, the applicable Note for such Lender, executed and delivered by Borrower;

(iii) the Security Agreement, executed and delivered by the Loan Parties;

(iv) the Warrant Subscription Agreement, executed and delivered by Borrower;

(v) the Founder Shares Transfer Agreement, executed and delivered by the Sponsor;

(vi) the Registration Rights Agreement, executed and delivered by Parent, the Sponsors and the other Parent stockholders party thereto (other than Lenders);

(vii) the Fee Letter, executed and delivered by Borrower;

(viii) a Perfection Certificate, executed and delivered by the Loan Parties; and

(ix) each other Loan Document, executed and delivered by the applicable Loan Party thereto.

(b) Approvals. All Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Equity Interests issued by any Loan Party) required in connection with the execution and performance of the Loan Documents and the consummation of the transactions contemplated hereby and thereby, shall have been obtained and be in full force and effect.

(c) Organizational Documents. Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a Responsible Officer of such Loan Party, certifying as to and including (A) the Operating Documents of such Loan Party, (B) the relevant board or other applicable resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party and (C) the names, titles, and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, and (ii) good standing certificates for each Loan Party from its respective jurisdiction of organization and any other jurisdictions where such Loan Party is qualified to do business where the failure to be so qualified would reasonably be expected to result in a Material Adverse Effect.

(d) Responsible Officer’s Certificates. Agent shall have received a certificate signed by a Responsible Officer of Borrower, dated as of the date hereof, and in form and substance reasonably satisfactory to it, certifying that the conditions specified in clauses (g), (h), (i), (j), (k), (o), (p), (q), (s), (t) and (z) of this Section 4.1 have been satisfied.

(e) Patriot Act. Agent shall have received all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money- laundering rules and regulations, including the Patriot Act, and if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in each case to the extent reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by Agent.

(f) Financial Statements and Budget. Agent shall have received a proposed annual budget for the Closing Date through the end of calendar year 2023, which shall be in form and substance satisfactory to Agent.

(g) SPAC Related Documentation.

(i) Agent shall have received true, correct and complete copies of the SPAC Merger Agreement, the SPAC Subscription Agreements, the Sponsor Support Agreement, the Stockholder Support Agreements and any other documents executed in connection with, and all other agreements with any party concerning the SPAC Transaction.

(ii) Agent shall have received a true, correct and complete copy of the Warrant Agreement, executed and delivered by Parent and Continental Stock Transfer & Trust Company, as Warrant Agent;

(iii) Agent shall have received true, correct and complete copies of any amendments to (or amended forms of) the SPAC Merger Agreement, the SPAC Subscription Agreements, the Warrant Agreement, the Registration Rights Agreement, and any other documents that have been or are to be executed in connection with the SPAC Transaction prior to the Closing Date

(iv) Agent shall have received any required consents of Parent any other party to any SPAC Subscription Agreement or the SPAC Merger Agreement, and any other participant in the SPAC Transaction, in each case evidencing and consenting to the consummation of the transactions contemplated in this Agreement and the other Loan Documents and which shall each be in form and substance acceptable to Agent in its sole discretion.

(v) Each of the SPAC Merger Agreement, the SPAC Subscription Agreements, the Sponsor Support Agreement and the Stockholder Support Agreement shall be in full force and effect, and there shall not be any default or breach by any party thereto then existing.

(h) SPAC Transaction Closing. The SPAC Transaction set forth in the SPAC Merger Agreement and all conditions precedent to the closing of the PIPE Transactions set forth in the SPAC Subscription Agreements have been satisfied (without any waiver by any party), and the closing of the Term Loan, the transfer of the Founder Shares pursuant to the Founder Shares Transfer Agreement and issuance of the Warrants pursuant to the Warrant Subscription Agreement shall occur concurrently with or immediately following the closing of the SPAC Transaction and the PIPE Transactions.

(i) PIPE Investment. The closing of a PIPE Transaction by an Affiliate of Cleveland Avenue, LLC in an amount equal to at least $50,000,000, on terms and conditions satisfactory to Agent in its sole discretion.

(j) Minimum Liquidity. Parent and Borrower shall have at least $50,000,000 of Unrestricted Cash after giving effect to the transactions contemplated by this Agreement.

(k) Termination of Silver Rock Subscription Agreement. The Agent shall have received written evidence, in form and substance acceptable to Agent, that all obligations of Parent to both Lake Vineyard Fund LP and Silver Rock Empire Fund LP – Series 2022 under that certain Amended and Restated Subscription Agreement, dated as of July 25, 2022 (as amended, restated, supplemented or modified) by and among Holdings, Lake Vineyard Fund LP, Silver Rock Empire Fund LP – Series 2022, and Borrower, have been terminated.

(l) Collateral Matters.

(i) Lien Searches. Agent shall have received the results of recent lien searches in each of the jurisdictions where any of the Loan Parties is formed or organized or resides, and such searches shall reveal no Liens on any of the assets of the Loan Parties other than Permitted Liens.

(ii) Filings, Registrations, Recordings, Agreements, Etc. Each document required by the Security Documents or under Law or reasonably requested by Agent to be filed, registered or recorded to create in favor of Agent, a perfected first-priority Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Permitted Liens), shall have been executed and delivered to Agent or, as applicable, be in proper form for filing, registration or recordation.

(m) Fees. Agent, on behalf of itself and the Lenders, shall have received all fees required to be paid on or prior to the Closing Date, and all reasonable and documented diligence fees and expenses for which invoices have been presented for payment on or before the Closing Date.

(n) Legal Opinions. Agent shall have received the executed legal opinion of Fenwick & West LLP, counsel to the Loan Parties, in form and substance satisfactory to Agent.

(o) No Material Adverse Effect. There shall not have occurred since June 30, 2022 any event or circumstance that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(p) No Default. No Default or Event of Default shall have occurred and is continuing or would occur both before and after giving effect to the execution, delivery and performance of the Loan Documents, including without limitation the borrowing of the Term Loan on the Closing Date.

(q) Representations and Warranties. After giving effect to the execution, delivery and performance of the Loan Documents, including without limitation the borrowing of the Term Loan, each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document shall be true and correct in all respects.

(r) Solvency. After giving effect to the execution, delivery and performance of the Loan Documents, including without limitation the borrowing of the Term Loan on the Closing Date, the Borrower, individually, and the Loan Parties, taken as a whole, shall be Solvent and Agent shall have received a certificate evidencing the same in form and substance acceptable to Agent in its sole discretion.

(s) Material Contracts and Consents. Agent shall have received (i) true, correct and complete copies of each Material Contract of Borrower requested by Agent, and any amendments or other modifications thereto, and (ii) all consents required by the Agent to be obtained, or notices required to be delivered, under each Material Contract shall have been delivered or obtained, as applicable.

(t) No Litigation. No action, suit or proceeding before any Official Body shall have been commenced or threatened in writing, no investigation by any Official Body (including, without limitation, the SEC) shall have been commenced and no action, suit or proceeding by any Official Body shall have been threatened in writing against (i) any Loan Party, the Agent or any Lender seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of such transactions or (ii) any Loan Party, Parent or their respective affiliates seeking to restrain, prevent or change the SPAC Transaction (including the SPAC Business Combination or any PIPE Transaction) or questioning the validity or legality of such transaction.

(u) Prior Debt. Agent shall have received payoff letters, financing statement terminations and other applicable lien release documentation with respect to all Prior Debt of the Loan Parties, in form and substance acceptable to Agent.

(v) Capitalization. The ownership, capital, corporate, tax, organizational and legal structure and ownership of the Loan Parties upon closing shall be satisfactory to Agent.

(w) Notice of Borrowing. Agent shall have received a Notice of Borrowing which complies with the requirements of this Agreement.

(x) Founder Shares. The Lenders shall have received 600,000 Founder Shares in accordance with the terms of the Founder Shares Transfer Agreement, with evidence of transfer in form and substance acceptable to Agent.

(y) Warrants. The Lenders shall have received the 1,500,000 Warrants in accordance with the terms of the Warrant Subscription Agreement, with evidence of issuance in form and substance acceptable to Agent.

(z) Conversion of Convertible Notes. Agent shall have received evidence that all previously outstanding convertible note Indebtedness of the Loan Parties has been converted to Equity Interests.

(aa) Additional Documents. Agent shall have received such other documents, instruments and agreements as Agent deems reasonably necessary.

The borrowing by the Borrower of the Term Loan on the Closing Date shall constitute a representation and warranty by the Borrower as of the Closing Date, that the conditions contained in this Section 4.1 have been satisfied.

Section 5
AFFIRMATIVE COVENANTS

Each Loan Party, on its own behalf and on behalf of its Subsidiaries hereby agrees that, until the Term Loan Commitment has been terminated and the Obligations have been paid in full in cash (other than inchoate indemnification obligations for which no claim has been asserted) and unless otherwise specified:

5.1 Financial Statements . The Borrower shall:

(a) deliver to Agent (solely to the extent the Agent has delivered written notice to Borrower that it elects to receive material non-public information, and such notice has not been rescinded by Agent by written notice to the Borrower) and to each Lender (solely to the extent such Lender has delivered written notice to Borrower that such Lender elects to receive material non-public information, which notice has not been rescinded by such Lender in writing), as soon as available, but in any event, within ninety (90) days after the end of each Fiscal Year of the Loan Parties, beginning with the Fiscal Year ending June 30, 2023, a copy of the audited consolidated and consolidating balance sheet of the Loan Parties as at the end of such Fiscal Year and the related audited consolidated and consolidating statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, reported on without a qualification arising out of the scope of the audit, and which shall state that such financial statements fairly present the financial condition of the Loan Parties as of the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP, by Moss Adams or such other independent certified public accountants of nationally recognized standing approved by the Agent in its Permitted Discretion;

(b) deliver to Agent (solely to the extent the Agent has delivered written notice to Borrower that it elects to receive material non-public information, and such notice has not been rescinded by Agent by written notice to the Borrower) and to each Lender (solely to the extent such Lender has delivered written notice to Borrower that such Lender elects to receive material non-public information, which notice has not been rescinded by such Lender in writing) as soon as available, but in any event not later than seventy-five (75) days after the start of each Fiscal Year, forecasts and a pro forma budget on a quarterly basis for such Fiscal Year, containing an income statement, balance sheet, statement of cash flow, and detail (satisfactory to Agent) of the assumptions driving the budget, in each case in form satisfactory to Agent;

(c) deliver to Agent and to each Lender (solely to the extent such Lender has delivered written notice to Borrower that such Lender elects to receive material non-public information, which notice has not been rescinded by such Lender in writing), as soon as available, but in any event not later than thirty (30) days after the end of each calendar month, beginning with the calendar month ending September 30, 2022, the general ledger for the Borrower’s balance sheet, income statement and cash flow statement;

(d) deliver to Agent and the Lenders, at any time that any Loan Party shall be required to file reports with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by any such Person to stockholders generally, and, a copy of each annual, periodic or current report filed by any such Person with the SEC pursuant to such Sections, and any registration statement, or prospectus in respect thereof, filed by any such Person with any securities exchange or with federal or state securities and exchange commissions or any successor agency; provided, however, that nothing in this Section 5.1(d) shall require the Borrower or any of its Subsidiaries to make any filing under the Securities Act or the Exchange Act which the Borrower or its Subsidiaries are not otherwise obligated to make; provided further that any financial statements required to be delivered pursuant to this Section 5.1(d) or (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website; or (y) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender has access (whether a commercial, third-party website or whether sponsored by the Agent); and (e) deliver to Agent and to each Lender (solely to the extent such Lender has delivered written notice to Borrower that such Lender elects to receive material non-public information, which notice has not been rescinded by such Lender in writing), promptly, such additional information concerning Borrower, its business or its operations as Agent may from time to time reasonably request.

All financial statements delivered pursuant to this Section 5.1 shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

5.2 Certificates; Reports; Other Information.

(a) Borrower shall deliver to Agent and to each Lender (solely to the extent such Lender has delivered written notice to Borrower that such Lender elects to receive material non-public information, which notice has not been rescinded by such Lender in writing), concurrently with the delivery of any financial statements pursuant to Section 5.1, a Compliance Certificate executed by a Responsible Officer of each Loan Party for the period ending as of the last day of the calendar month or Fiscal Year of the Loan Parties, as the case may be;

(b) The Agent shall be provided, so long as the Agent has delivered written notice to Borrower that it elects to receive material non-public information, and such notice has not been rescinded by Agent by written notice to the Borrower, access and monitoring rights with respect to each Deposit Account (including, without limitation, for the avoidance of doubt, each Excluded Deposit Account) of a Loan Party;

(c) The Loan Parties shall promptly (and in any event within three (3) Business Days following receipt thereof), deliver to Agent (so long as the Agent has delivered written notice to Borrower that it elects to receive material non-public information, and such notice has not been rescinded by Agent by written notice to the Borrower) and to each Lender (solely to the extent such Lender has delivered written notice to Borrower that such Lender elects to receive material non-public information, which notice has not been rescinded by such Lender in writing), copies of all notices and other material communications from or with the SEC or any other Official Body with respect to the SPAC Transaction;

(d) The Loan Parties shall promptly upon receipt or delivery thereof deliver to Agent (so long as the Agent has delivered written notice to Borrower that it elects to receive material non-public information, and such notice has not been rescinded by Agent by written notice to the Borrower) and to each Lender (solely to the extent such Lender has delivered written notice to Borrower that such Lender elects to receive material non-public information, which notice has not been rescinded by such Lender in writing), copies of any correspondence with the lender of any PPP Loan, the U.S. Small Business Administration or any other applicable Official Body with respect to such PPP Loan (including any notices of defaults thereunder, any requirement of Loan Party or any affiliate or any shareholder, member or partner of any of the foregoing to make any payment on such PPP Loan and the forgiveness of all or any portion of such PPP Loan, any notice of investigation, request for information or similar communication regarding such PPP Loan, including the incurrence, use, forgiveness thereof);

(e) Borrower shall deliver on a monthly basis, as soon as available, but in any event not later than forty-five (45) days after the end of each calendar month, beginning with the calendar month ending September 30, 2022, to Agent (so long as the Agent has delivered written notice to Borrower that it elects to receive material non-public information, and such notice has not been rescinded by Agent by written notice to the Borrower) and to each Lender (solely to the extent such Lender has delivered written notice to Borrower that such Lender elects to receive material non-public information, which notice has not been rescinded by such Lender in writing), key performance indicators, including details on paid pilots and the status of conversions;

(f) Borrower shall make key members of management available to Agent upon Agent’s reasonable written request (which, for the avoidance of doubt, may be by electronic mail) to discuss the financial status and performance of Borrower’s business; and

(g) The Loan Parties shall promptly deliver to Agent and to each Lender (solely to the extent such Lender has delivered written notice to Borrower that such Lender elects to receive material non-public information, which notice has not been rescinded by such Lender in writing), such additional information concerning any Loan Party, its business or its operations as Agent may from time to time reasonably request.

5.3 Payment of Obligations. Each Loan Party shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower.

5.4 Maintenance of Existence; Compliance with Requirements of Law. Each Loan Party shall:

(a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Comply with all Requirements of Law in all material respects and all Contractual Obligations except as would not be expected to result in a Material Adverse Effect.

(c) Pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms and maintain each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is sponsored, contributed to or required to be contributed to by the Borrower, Parent or their respective ERISA Affiliates in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law.

5.5 Maintenance of Property; Insurance.

(a) Each Loan Party shall keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted,

(b) Each Loan Party shall (i) maintain with financially sound and reputable insurance companies insurance on all its property and against at least such risks and, in any case, in at least such amounts as are usually insured against by companies engaged in the same or a similar business as determined by Agent from time to time in its Permitted Discretion, and (ii) subject to Section 5.13, cause each issuer of any insurance policy to list each Loan Party and its Subsidiaries as primary insured and provide Agent with an endorsement (x) showing Agent as “lender loss payee” or “Lender loss payable” with respect to each policy of property or casualty insurance and naming Agent as “additional insured” with respect to each policy of liability insurance, as applicable, as its interests may appear, and (y) containing (A) a clause requiring the insurer to give not less than ten (10) days’ prior written notice to Agent, as applicable, in the event of cancellation of the policy for nonpayment of premium and not less than thirty (30) days’ prior written notice to Agent in the event of cancellation of the policy for any other reason whatsoever and (B) a clause specifying that the interest of Agent, as applicable, shall not be impaired or invalidated by any act or neglect of any Loan Party, any of their Subsidiaries or the owner of any property or by the occupation of the premises for purposes more hazardous than are permitted by such policy and (z) reasonably acceptable in all other respects to Agent. All proceeds of business interruption insurance (if any) of the Loan Parties shall be remitted to Agent for application to the outstanding balance of the Term Loan, subject to Section 2.1(c). If any improvements located upon any property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then the applicable Loan Party shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(c) In addition to the foregoing clause (b), Borrower shall satisfy any other insurance requirements as Agent may reasonably require pursuant to any insurance diligence report delivered pursuant to Section 5.5(d).

(d) At reasonable times and upon reasonable notice (provided that no notice is required if an Event of Default has occurred and is continuing), Agent or its agents, shall have the right to conduct a review of the Borrowers’ insurance coverage at the Loan Parties’ expense; provided that, so long as an Event of Default has not occurred and is continuing, in any Fiscal Year, the Loan Parties only shall be responsible for the costs and expenses of one (1) review.

(e) Notwithstanding anything in this Agreement to the contrary, if at any time Agent is not in receipt of written evidence that all policies of insurance required under this Section 5.5 are in full force and effect, Agent shall have the right, without written notice to Borrower, to take such action as Agent deems necessary to protect its interest in the Collateral, including the obtaining of such insurance coverage as Agent in its reasonable discretion deems appropriate; all premiums incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Agent upon demand and, until paid, shall constitute “Obligations” hereunder, shall be secured by the Security Documents and shall bear interest at the Interest Rate plus the Default Rate.

5.6 Inspection of Property; Books and Records; Discussions. Each Loan Party shall (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives and independent contractors of Agent and any Lender to visit, inspect and audit any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers, directors and employees of Loan Parties and with its independent certified public accountants; provided, so long as an Event of Default has not occurred and is continuing, the Loan Parties shall not be responsible for the costs and expenses of more than two (2) inspections or audits in any Fiscal Year.

5.7 Notices. Each Loan Party shall give prompt written notice (and in no event later than five (5) Business Days (or with respect to Sections 5.7(a) and (h) below, two (2) Business Days) after such Loan Party knows or should have known of such events) to Agent and to each Lender (solely to the extent such Lender has delivered written notice to Borrower that such Lender elects to receive material non-public information, which notice has not been rescinded by such Lender in writing) of:

(a) the occurrence of any Default or Event of Default together with a written statement of a Responsible Officer of such Loan Party setting forth the details of such event and the action the Loan Parties propose to take with respect thereto;

(b) any (i) default or event of default under any Material Contract, the Nirvana Debt, or any Subordinated Indebtedness, (ii) any notice of non-renewal under any Material Contract, (iii) any material change to the terms of any Material Contract that are reasonably expected to result in a decrease of ten percent (10%) or more in revenue to the Loan Parties from such Material Contract;

(c) any (i) pending or threatened legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding, or administrative or regulatory proceeding that may exist at any time between any Loan Party and any Governmental Authority, or (ii) litigation or proceeding affecting any Loan Party (including any such litigation in which a Loan Party is the plaintiff) in which the amount involved is $1,000,000 or more or which relates to any Loan Document;

(d) any material change in accounting policies or financial reporting practices by any Loan Party (other than as permitted by Section 1.2(e));

(e) upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount in excess of $500,000;

(f) any amendment to the organizational documents of any Loan Party, provided that Loan Parties shall provide at least twenty (20) day’s prior written notice of any change to its name, identity, structure, or state of formation, incorporation or organization;

(g) in the event that any Loan Party or their accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon in any material respect or that disclosure should be made or action should be taken to prevent future reliance thereon;

(h) any (i) amendment or proposed amendment to, (ii) any breach or default under, (iii) any termination or threatened termination of or (iv) any litigation or proceeding commenced or threated by any Person, in each case, with respect to the SPAC Merger Agreement, any SPAC Subscription Agreement or any other instrument, document or agreement executed in connection with the SPAC Transaction; and

(i) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action such Loan Party proposes to take with respect thereto.

5.8 Compliance with Laws.

(a) Generally. Each Loan Party shall comply in all material respects with the Requirements of Law applicable to it and all orders, writs, injunctions and decrees applicable to it or to its business or property.

(b) Environmental Laws. Each Loan Party shall:

(i) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(ii) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws; and

(iii) Remediate any notices of non-compliance from any Governmental Authority with respect to any Environmental Law.

5.9 Audits. At reasonable times and upon reasonable notice (provided that no notice is required if an Event of Default has occurred and is continuing), Lender or its agents, shall have the right, during normal business hours, to inspect the Collateral and the right to audit and copy (subject to applicable data security and privacy Laws) any and all of any Loan Party’s books and records including ledgers, federal and state Tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information. The foregoing inspections and audits shall be at the Borrower’s expense; provided, so long as an Event of Default has not occurred and is continuing, the Loan Parties shall not be responsible for the costs and expenses of more than two (2) inspections or audits in any Fiscal Year.

5.10 Further Assurances. Each Loan Party shall execute and deliver to Agent and Lenders such amendments to the Loan Documents, Security Documents or such other documents as Agent deems necessary and take all actions necessary or advisable in the opinion of Agent (in its Permitted Discretion) to effectuate the terms of the Loan Documents and protect Agent’s and Lenders’ interests in the Collateral, and shall do such other acts and things as Agent in its Permitted Discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

5.11 Use of Proceeds. Borrower shall use the proceeds of each Term Loan only for the purposes specified in Section 3.12.

5.12 Taxes. Each Loan Party shall file or cause to be filed (and shall cause its Subsidiaries to file or cause to be filed) all federal, state and other material Tax returns and reports that are required to be filed by such Loan Party or any of its Subsidiaries and pay all federal, state and other material Taxes due and payable by it (whether or not shown to be due and payable on any Tax returns and reports) or on any assessments made against such Loan Party or any of its Subsidiaries or any of their assets (other than Taxes that are currently being contested in good faith by appropriate proceedings which stay the enforcement of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside by the Loan Parties for the payment thereof in conformity with GAAP).

5.13 Post-Closing Obligations. On or before the date set forth below for each covenant (or such longer period as approved by Agent in its sole discretion), the Borrower shall cause the following to occur:

(a) Within forty-five (45) days after the Closing Date, the Loan Parties shall have delivered insurance endorsements to Agent with respect to each general liability insurance policy and each property insurance policy, including, in each case, sub-policies thereunder, of each Loan Party, endorsing Agent, as additional insured and lender loss payee, respectively, under such policies as its interests appear;

(b) Within forty-five (45) days of the Closing Date, deliver Control Agreements, executed and delivered by the applicable Loan Party, Lender and the applicable depository institution with respect to each Deposit Account set forth on Schedule 1.1(b) hereto;

(c) Within thirty (30) days of the Closing Date, Agent shall receive all certificates evidencing the outstanding Equity Interests and other Collateral evidenced by certificates owned by Borrower, together with duly executed stock powers or other transfer powers in form and substance reasonably satisfactory to Agent;

(d) The Borrower shall use commercially reasonable efforts to cause UCC-3 termination statements to be authorized and filed in respect of each of the following existing UCC filings within sixty (60) days of the Closing Date:

(i) that certain UCC Financing Statement # 20170704249 filed with the Delaware Secretary of State on or about October 25, 2017 by Innovative Energy Solutions;

(ii) that certain UCC Financing Statement # 20185345810 filed with the Delaware Secretary of State on or about August 3, 2018 by Corporation Service Company, as Representative and identified as relating to Secured Party CIT Bank N.A.;

(iii) that certain county tax lien # 2021-157199 filed on or about 11/10/2021 in the Records of the San Mateo County Assessor, Clerk, Recorder by the Yolo County Department of Financial Services in the amount of $146.48; and

(iv) that certain judgment lien # 2021-173224 filed on or about December 17, 2021 in the Records of the San Mateo County Assessor, Clerk, Recorder by Banc of America Leasing & Capital, LLC in the amount of $321,509.09.

(e) The Borrower shall use commercially reasonable efforts to cause each landlord that is party to a lease with Borrower to execute and deliver a landlord consent, in form and substance reasonably satisfactory to Agent, within thirty (30) days of the Closing Date; and

(f) The Parent shall cause the Founder Shares to be registered on the same registration statement as the PIPE Transactions pursuant to the terms of the Registration Rights Agreement.

5.14 Location of Assets. The Loan Parties shall maintain all Collateral at the Specified Locations.

5.15 Additional Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of a Loan Party, such Loan Party shall concurrently with such Person becoming a Domestic Subsidiary, cause such Person to (i) become a Guarantor and a grantor under the Security Agreement by executing and delivering to Agent a joinder in form and substance acceptable to Agent, (ii) take all such other action as shall be necessary or reasonably appropriate to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for the benefit of the Lenders on substantially all assets, both real and personal, in which such Domestic Subsidiary has or may thereafter acquire any interest, to the extent required by this Agreement, the Security Agreement, or any other Loan Document, including the execution and delivery of all such documents, instruments, agreements, and certificates as are similar to those delivered by the other Loan Parties as described in Section 4.1, and (iii) promptly send to Agent written notice setting forth with respect to such Domestic Subsidiary, the date on which such Person became a Domestic Subsidiary of a Loan Party, updated Schedules to this Agreement and each other applicable Loan Document, and a Perfection Certificate, in each case with respect to such Person.

5.16 Board Observation Rights. For so long as the Obligations remain outstanding Agent shall have the right to designate one (1) representative (“Representative”) which Representative shall either be (i) a person employed by Agent or one of its Affiliates or (ii) any other person designated by the Agent and reasonably acceptable to the Borrower, who shall: (a) solely to the extent the Agent has delivered written notice to Borrower that it elects to receive material non-public information, and such notice has not been rescinded by Agent by written notice to the Borrower, receive prior notice of all meetings (both regular and special) of the board of directors or similar governing body (the “Governing Body”) and/or the holders of the Equity Interests of and of each committee of any such Governing Body of (i) each Loan Party, (ii) each of any Loan Party’s Subsidiaries, and (iii) each direct or indirect parent of any Loan Party; (b) solely to the extent the Agent has delivered written notice to Borrower that it elects to receive material non-public information, and such notice has not been rescinded by Agent by written notice to the Borrower, be entitled to attend (or, at the option of such Representative, monitor by telephone) all such meetings; (c) solely to the extent the Agent has delivered written notice to Borrower that it elects to receive material non-public information, and such notice has not been rescinded by Agent by written notice to the Borrower, receive all notices, information, reports and minutes of meetings, which are furnished (or made available) to the members of any such Governing Body and/or committee and/or holders of Equity Interests at or around the same time and in the same (in all material respects) manner as the same is furnished (or made available) to such members; and (d) solely to the extent the Agent has delivered written notice to Borrower that it elects to receive material non-public information, and such notice has not been rescinded by Agent by written notice to the Borrower, be entitled to participate in all discussions conducted at such meetings. Solely to the extent the Agent has delivered written notice to Borrower that it elects to receive material non-public information, and such notice has not been rescinded by Agent by written notice to the Borrower, if any action is proposed to be taken by any such Governing Body and/or committee by written consent in lieu of a meeting, the Loan Parties shall give, or shall cause to be given, written notice thereof to each Representative, which notice shall describe in reasonable detail the nature and substance of such proposed action before any such action is taken and in any event not materially later than the date upon which any member of any such board of directors (or similar governing body) and/or committee receives the same. Solely to the extent the Agent has delivered written notice to Borrower that it elects to receive material non-public information, and such notice has not been rescinded by Agent by written notice to the Borrower, the Loan Parties shall furnish, or shall cause to be furnished, to each Representative with a copy of each such written consent at or around the same time, and in the same (in all material respects) manner as the same is furnished (or made available) to such members. The Loan Parties shall be required to reimburse Agent for its reasonable and documented out-of-pocket costs and expenses under this Section 5.16 with respect to attending such board or committee meetings, which costs and expenses shall be reimbursed promptly upon submission of customary expense reports and documentation. For the avoidance of doubt, each Representative (x) shall not constitute a director and/or member of a board committee; (y) shall not be entitled to vote or consent on any matters presented by meetings of the Governing Body and/or committee or actions taken in lieu of a meeting; and (z) shall not be entitled to any rights other than those provided by this Section 5.16. The parties hereto agree that the Representative does not have a fiduciary duty or any other duties or responsibilities to the Loan Parties or any of their respective Affiliates. Subject to the first sentence of this Section 5.16, Agent may designate a new individual to serve as the Representative at any time and at its sole discretion. Notwithstanding the foregoing, the Representative shall not be entitled to receive materials relating to, or be in attendance for any discussions relating to, topics which, based upon the advice of counsel (i) the Representative’s access to such information or attendance for such discussion would reasonably be expected to terminate the attorney client privilege between any Loan Party or its Subsidiaries and its counsel, or (ii) concern the Loan Parties’ strategy or negotiations with respect to the Loan Documents or otherwise would present a conflict of interest for such Representative or the Agent or the Lenders.

5.17 MNPI.

(a) The Loan Parties shall not, and each Loan Party shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Agent or any Lender with any material, non-public information regarding the Loan Parties or any of their Subsidiaries from and after the date hereof unless the Agent or such Lender, as applicable has delivered written notice to the Borrower that it elects to receive material non-public information regarding the Loan Parties (which election may be made in each of the Agent’s or such Lender’s, as applicable, sole discretion) and in such case shall only deliver such material, non-public information to the Agent or such Lender, as applicable, that has made such election and only so long as the Agent or such Lender, as applicable has not rescinded such election by written notice to the Borrower (collectively, “Requested Information”); provided that nothing herein shall restrict the Loan Parties from providing the information to the Agent as required pursuant to Section 5.1(c), Section 5.2(a) or Section 5.7 (together with the Requested Information, the “Permitted Information”).

(b) Agent and each Lender acknowledges that Permitted Information may include material, non-public information concerning the Loan Parties and their Affiliates or their respective securities, and confirms that it will handle such material, non-public information in accordance with applicable law, including Federal and state securities laws.

(c) To the extent that Borrower delivers material, non-public information (as determined by Agent or the applicable Lender, acting reasonably, in consultation with the Borrower) regarding any of the Loan Parties or any of their Subsidiaries to the Agent or the Lender, in each case, other than any Permitted Information, then promptly (but in any event within three Business Days) following written request from the Agent or the applicable Lender, the Parent shall make a public disclosure with respect to such material, non-public information.

(d) In the event of a breach of any of Section 5.17(c), in addition to any other remedy provided herein or in the Loan Documents, the Agent shall have the right to make a public disclosure, in the form of a press release or otherwise, of such material, non-public information (other than any Permitted Information), as applicable, without the prior approval by the Loan Party, any of its Subsidiaries, or any of its or their respective officers, directors, employees or agents. The Agent shall not have any liability to the Loan Parties, any of their Subsidiaries, or any of its or their respective officers, directors, employees, affiliates, stockholders or agents, for any such disclosure. To the extent that any Loan Party delivers any material, non-public information to the Agent or a Lender (other than Permitted Information), each Loan Party hereby covenants and agrees that the Agent or such Lender, as applicable, shall not have any duty of confidentiality with respect to, or such material, non-public information.

Section 6
NEGATIVE COVENANTS

Each Loan Party, on its own behalf and on behalf of its Subsidiaries, hereby agrees that, until the Term Loan Commitment has been terminated and the Obligations have been paid in full (other than inchoate indemnification obligations):

6.1 Indebtedness. No Loan Party shall, and shall not permit any Subsidiary to, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except Indebtedness pursuant to the Loan Documents and Permitted Indebtedness.

6.2 Liens. No Loan Party shall, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except Permitted Liens.

6.3 Fundamental Changes. No Loan Party shall, and shall not permit any Subsidiary to, enter into any merger, consolidation or amalgamation (other than the SPAC Transaction on the Closing Date or any Permitted Acquisition), or sale of substantially all of its assets, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any Division/Series Transaction; provided, that: (a) any Subsidiary of a Loan Party may merge, consolidate or otherwise combine with any Loan Party other than Parent; provided, that (i) such Loan Party is the surviving entity, and (ii) no Domestic Subsidiary may merge, consolidate or combine with or into a Foreign Subsidiary unless a Domestic Subsidiary is the surviving entity; and (b) any Subsidiary of a Loan Party that is not a Loan Party may merge, consolidate or otherwise combine with and into any other Subsidiary of a Loan Party that is not a Loan Party, in each case, so long as, (A) no Default or Event of Default exists or would be caused thereby, (B) Borrower provides Agent with at least ten (10) Business Days’ prior written notice thereof, and (C) the Loan Parties deliver all documents necessary or reasonably requested to preserve, protect and perfect Agent’s Lien on all Collateral that is the subject thereof.

6.4 Disposition of Property. No Loan Party shall, and shall not permit any Subsidiary to, Dispose, assign or otherwise transfer any of its rights, title and interest in and to any of the Collateral other than:

(a) Dispositions of cash and inventory in the ordinary course of business;

(b) Dispositions of obsolete, damaged or worn out property or property no longer useful or useable in the conduct of any Loan Party’s business made in the ordinary course of business;

(c) non-exclusive licenses of Intellectual Property in the ordinary course of business;

(d) so long as no Default exists, Dispositions of other property for its reasonable fair market value to non-Affiliates not to exceed Five Hundred Thousand Dollars ($500,000) in any calendar year;

(e) subleases and assignments of real property lease interests not otherwise prohibited under this Agreement;

(f) Dispositions permitted under the definition of Permitted Liens with respect to Collateral; and

(g) other Dispositions approved in writing by Agent in its sole discretion.

6.5 Restricted Payments. No Loan Party shall, and shall not permit any Subsidiary to, (a) declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, cancellation, termination or other acquisition of, any Equity Interests (including, without limitation, any Disqualified Equity Interests) of any Loan Party, whether now or hereafter outstanding, or (b) make any other distribution (or payment of Indebtedness owed to an Affiliate) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Loan Party, (c) make any distribution to Parent for the purposes of making such dividend or payment, or (d) any payment, loan contribution or other transfer of funds of other property to any holder of Equity Interests of such Loan Party (collectively, “Restricted Payments”) other than:

(a) the Loan Parties and their Subsidiaries shall be permitted to repurchase Equity Interests (i) from former employees, officers, directors, consultants or other persons who performed services for the Loan Parties or any of their Subsidiaries in connection with the cessation of such employment or service, (ii) pursuant to the terms of employee stock plans, employee restricted stock agreements or similar arrangements by the cancellation of Indebtedness, (iii) upon the exercise of stock options or warrants if such transaction is non-cash and such repurchased Equity Interests represent a portion of the exercise price of such options or warrants, and (iv) upon withholding of a portion of the Equity Interests granted or awarded to a current or former director, officer, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof); provided that all repurchases pursuant to the foregoing clauses (i) or (ii) do not exceed an aggregate of $1,000,000 per Fiscal Year for all such payments; and

(b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may make Tax Distributions.

6.6 Investments. No Loan Party shall, and shall not permit any Subsidiary to, make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting all or substantially all of the assets of any Person, or a business unit of any Person, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) Investments in cash and Cash Equivalents;

(b) Investments by one Loan Party in any other Loan Party (other than Parent);

(c) Investments by any Loan Party in any Subsidiary provided that the aggregate amount of such Investments do not exceed $250,000 in the aggregate in any fiscal year; and Investments by any Subsidiary that is not a Loan Party in any other Subsidiary or Loan Party;

(d) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(e) Investments received in settlement of amounts due to Borrower effected in the ordinary course of business or owing to any Loan Party as a result of insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or otherwise in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(f) Investments set forth on Schedule 6.6 existing as of the Closing Date;

(g) advances (including to trade creditors) made in connection with the purchases of goods or services in the ordinary course of business;

(h) extensions of trade credit in the ordinary course of business;

(i) guarantees permitted under the definition of Permitted Indebtedness;

(j) Investments accepted in connection with any transaction permitted pursuant to Section 6.4;

(k) Investments in the form of non-cash loans and advances to employees, officers, and directors of Borrower or any of its Subsidiaries for the purpose of purchasing stock in Borrower so long as the proceeds of such loans are used in their entirety to purchase such stock in Borrower;

(l) loans and advances to employees, directors and officers of Borrower or any of its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for Borrower and its Subsidiaries on a consolidated basis not to exceed $500,000 at any time outstanding;

(m) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (n) shall not apply to Investments of Borrower in any Subsidiary;

(n) strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year;

(o) other Investments aggregating not in excess of $250,000 at any time;

(p) Permitted Acquisitions; and

(q) Investments approved by Agent in its sole discretion.

6.7 ERISA. No Loan Party shall, and shall not permit any Subsidiary to, nor shall permit it’s ERISA Affiliates to, establish, maintain, contribute or agree to contribute to, or otherwise incur any liability, contingent or otherwise, with respect to any “employee benefit plan” that (a) is covered by Title IV of ERISA or Section 412 of the Code or (b) provides for post-employment medical or other welfare benefits, except as required by applicable Requirements of Law and at the sole expense of the plan participants.

6.8 Transactions with Affiliates. No Loan Party shall, and shall not permit any Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate, other than:

(a) such transactions that are otherwise permitted under this Agreement;

(b) such transactions that are in the ordinary course of business of such Loan Party and are upon fair and reasonable terms no less favorable to such Loan Party, as determined by Agent in Agent’s Permitted Discretion, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate;

(c) employment arrangements and employee benefit plan, director compensation (including bonuses), and other director and employee benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case entered into in the ordinary course of business;

(d) payments on account of indemnification claims made by directors or officers of Borrower or its Subsidiaries or attributable to the operations of the Borrower or its Subsidiaries;

(e) transactions among the Borrower and its Subsidiaries in respect of transfer pricing arrangements, cost plus arrangements, reseller arrangement and similar transactions; and

(f) transactions solely among the Loan Parties, not involving other Affiliates.

6.9 Accounting Changes. No Loan Party shall, and shall not permit any Subsidiary to, make any change in its (a) accounting policies or reporting practices, except as required by GAAP or pursuant to Section 1.2(e), or (b) Fiscal Year.

6.10 Negative Pledge Clauses. No Loan Party shall, and shall not permit any Subsidiary to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (i) this Agreement and the other Loan Document, (ii) restrictions and conditions applicable to property or assets being sold pursuant to Section 6.4, (iii) restrictions or conditions imposed by any agreement evidencing a Permitted Lien, and (iv) customary restrictions and conditions in real property leases, equipment leases and in-bound licenses of Intellectual Property.

6.11 Lines of Business; Subsidiaries.

(a) No Loan Party shall, and shall not permit any Subsidiary to (i) enter into any business except for the business in which Borrower and the other Loan Parties are engaged on the Closing Date; or (ii) form or acquire any Subsidiaries.

(b) Parent shall not:

(i) hold any assets other than (A) the Equity Interests of Borrower, (B) agreements relating to the issuance sale, purchase, repurchase or registration of the Equity Interests of Parent, (C) minute books and other corporate books and records of Parent, and (D) other miscellaneous non-material assets;

(ii) have any liabilities other than (A) the liabilities under the Loan Documents, (B) guarantees of any refinancing of the foregoing, (C) tax liabilities arising in the ordinary course of business, (D) corporate, administrative and operating expenses in the ordinary course of business and (E) liabilities under any contracts or agreements described in clause (i)(B) above;

(iii) engage in any activities or business other than (A) issuing shares of its own Equity Interests, (B) holding the assets and incurring the liabilities described in this Section 6.11 and activities incidental and related thereto, (C) making payments, dividends, distributions, issuances or other activities otherwise permitted pursuant to this Agreement; and (D) activities and business incidental to its existence as a holding company; or

(iv) (A) create, incur, assume or suffer to exist, any Lien on the Equity Interests of any Loan Party, whether now owned or hereafter acquired by Parent other than the Lien securing the Obligations, or (B) enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation of any Lien on the Equity Interests of any Loan Party, whether now owned or hereafter acquired by Parent, to secure the Obligations or requiring the grant of a Lien on the Equity Interests of the Borrower to secure any other obligation.

6.12 Payment of Nirvana Debt and Subordinated Indebtedness; Amendments to Organizational Agreements; Material Contracts; Employment Agreements. No Loan Party shall, and shall not permit any Subsidiary to:

(a) (i) voluntarily prepay, redeem, purchase, repurchase, defease or otherwise satisfy prior to the scheduled maturity thereof the Nirvana Debt, (ii) make any payments with respect to the Nirvana Debt, unless at the time of such payment, (A) no Default or Event of Default has occurred or is continuing or would result therefrom, and (B) after giving effect to such payment, Loan Parties will be in compliance with the financial covenants set forth in Section 6.17, or (iii) amend, modify or change in any manner any term or condition of the documents entered into in respect of Nirvana Debt in a manner that would be adverse to any Loan Party;

(b) amend or permit any amendments to any Loan Party’s organizational documents to the extent any such amendment would be adverse to the Lenders in their capacity as a holder of secured debt of the Borrower;

(c) voluntarily prepay, redeem, purchase, repurchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Subordinated Indebtedness or make any payment at any time in violation of any subordination terms thereof or amend, modify or change in any manner any term or condition of the documents entered into in respect of such Subordinated Indebtedness;

(d) [reserved];

(e) amend, modify or change in any manner any term or condition of Disqualified Equity Interests to the extent any such amendment would be adverse to the Agent or any Lenders in their capacity as a holder of secured debt of the Borrower; or

(f) amend or permit any amendments to, or terminate or waive any provision of the SPAC Merger Agreement, any SPAC Subscription Agreement, the Sponsor Support Agreement, the Stockholder Support Agreement or any other agreement in connection with the SPAC Transaction, in each case, to the extent any such amendment would be adverse to the Agent or any Lender in their capacity as a holder of secured debt of the Loan Parties.

6.13 Use of Proceeds. No Loan Party shall, and shall not permit any Subsidiary to, use the proceeds of the Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board, (b) to finance a hostile acquisition or (c) for any purposes other than as specified in Section 3.12.

6.14 Sale Leaseback Transactions. No Loan Party shall, and shall not permit any Subsidiary to, enter into any sale-leaseback transaction.

6.15 Guaranty. No Loan Party shall, and shall not permit any Subsidiary to, guaranty or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person other than other Loan Parties to the extent permitted by Section 6.1, except by endorsement of instruments or items of payment for deposit to the general account of a Loan Party or for delivery to Agent on account of the Obligations.

6.16 No Burdensome Restrictions. No Loan Party shall, and shall not permit any Subsidiary to, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any encumbrance or restriction of any kind exists which materially and adversely affects the ability of (a) any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on its Equity Interests owned by its parent, (ii) to pay or prepay any Indebtedness owed to any Loan Party, (iii) to make loans or advances to any Loan Party, or (iv) to transfer any of its property or assets to any Loan Party, or (b) any Loan Party to grant Liens on the Collateral to Agent, in each case except for restrictions and conditions imposed by applicable law.

6.17 Financial Covenants.

(a) Borrower shall not permit Unrestricted Cash, measured as of September 30, 2022 and as of the last day of each calendar month thereafter and calculated in a manner consistent with the calculation shown on Exhibit E, to be less than the Minimum Unrestricted Cash Amount as of such date of determination; provided, that if the aggregate amount of Annual Platform Revenue, determined as of such date, exceeds $50,000,000, then the Minimum Unrestricted Cash Amount shall be deemed to be $10,000,000.

(b) Borrower shall not permit the Net Leverage Ratio, measured as of September 30, 2022 and as of the last day of each calendar month thereafter and calculated in a manner consistent with the calculation shown on Exhibit E, to be less than 1.20 to 1.00.

(c) In the event the Loan Parties fail to comply with the financial covenant set forth in Section 6.17(a) or Section 6.17(b) above, subject to the terms and conditions hereof, Borrower shall have the right (the “Cure Right”) until the expiration of the thirtieth (30th) day subsequent to the date the relevant Compliance Certificate reporting such failure is required to be delivered pursuant to Section 5.2(a), to issue Permitted Cure Securities for cash or otherwise receive, as additional paid in capital, cash contributions from its equity holders, in either case resulting in Net Cash Proceeds in an aggregate amount equal to, but not greater than, the amount necessary to cure the relevant financial covenant (hereinafter, the “Cure Amount”), and upon the receipt by Borrower of the Net Cash Proceeds thereof, the financial covenant shall then be recalculated giving effect to the following pro forma adjustments: (1) solely in respect of a failure to satisfy the financial covenant set forth in Section 6.17(a), Unrestricted Cash shall be increased by an amount equal to the Cure Amount deposited into a Deposit Account of the Borrower subject to a control agreement in favor of the Agent; (2) solely in respect of any Cure Right exercised in respect of a failure to satisfy the financial covenant set forth in Section 6.17(b) above, Annual Platform Revenue shall be increased for the applicable three consecutive month period, solely for the purposes of measuring such financial covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount deposited into a Deposit Account of the Borrower subject to a control agreement in favor of Agent; provided, that such Cure Amount shall not be included as Unrestricted Cash for purposes of calculating such financial covenant for the applicable three consecutive month period, (3) any prepayment of the Loans made with respect to such Cure Amount shall not serve as a reduction to Indebtedness for purposes of calculating the Net Leverage Ratio for the applicable three consecutive month period; and (4) if, after giving effect to the foregoing recalculations, the Loan Parties shall then be in compliance with the requirements of Section 6.17, the Loan Parties shall be deemed to have been in compliance with such financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default of such financial covenant that had occurred shall be deemed not to have occurred for this purpose of the Agreement. In the event that (i) no Default exists other than that arising due to failure of the Loan Parties to comply with a financial covenant set forth in Section 6.17, and (ii) Borrower shall have delivered to Agent written notice of its intention to exercise the Cure Right (which notice shall be delivered no earlier than five (5) Business Days following the date the relevant Compliance Certificate reporting such failure is required to be delivered pursuant to Section 5.2(a)), which exercise if fully consummated would be sufficient in accordance with the terms hereof to cause the Loan Parties to be in compliance with the financial covenant as of the relevant date of determination, then from and following receipt by Agent of any such notice and until the date that is the earlier of (x) the thirtieth (30th) day subsequent to the date the applicable Compliance Certificate reporting such failure is required to be delivered pursuant to Section 5.2(a) and (y) the date, if any, on which any Loan Party notifies Agent in writing that such Cure Right shall not be exercised, then neither Agent nor any Lender shall exercise any remedies set forth in Section 7.2 hereof during such period. Notwithstanding anything herein to the contrary, (i) the Cure Right may be used only one (1) time in any rolling twelve (12) month period, (ii) the dollar amount of the applicable Cure Amount shall be no greater than the amount required for purposes of complying with the applicable covenant in Section 6.17, and (iii) no Cure Amount shall be used to make a Restricted Payment.

6.18 Change of Control. Permit or incur any Change of Control.

Section 7
EVENTS OF DEFAULT

7.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a) Borrower shall (i) fail to pay any amount of principal of the Term Loan or Make Whole Premium when due in accordance with the terms hereof, or (ii) fail to pay any amount of interest on the Term Loan, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c) (i) any Loan Party fails to perform or comply with any term or condition contained in Sections 5.1 [Financial Statements], 5.2 [Certificates; Reports; Other Information], 5.4 [Maintenance of Existence; Compliance with Requirements of Law], 5.5 [Maintenance of Collateral; Insurance], 5.6 [Inspection of Property; Books and Records; Discussions], 5.7 [Notices], 5.8 [Environmental Law], 5.10 [Further Assurances], 5.11 [Use of Proceeds], 5.12 [Taxes], 5.13 [Post-Closing Covenants], 5.15 [Additional Subsidiaries], 5.16 [Board Observation Rights], or Section 6 [Negative Covenants] or (ii) any Loan Party or any Affiliate of the Obligations fails or neglects to perform, keep or observe any other term, provision, condition or covenant contained in this Agreement or in the Loan Documents, which is required to be performed, kept or observed by it (exclusive of payment obligations and other occurrences described in other provisions of this Section 7.1) and the same is not cured to Agent’s reasonable satisfaction within thirty (30) days after Agent gives it written notice identifying such Default, provided that if the same cannot reasonably be cured within the aforesaid thirty (30) day period, it shall have such additional time as Agent may grant in its sole discretion to cure the same so long as it is diligently pursuing to cure the same; or

(d) (i) any Loan Party shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator, judicial manager or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(e) (i) any default or breach occurs, which is not cured within any applicable grace period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations and any Subordinated Indebtedness) of Borrower or any other Loan Party for borrowed money having an aggregate principal amount in excess of $500,000 individually or in the aggregate, or (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which Borrower or any other Loan Party is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness (other than any Subordinated Indebtedness) having an aggregate principal amount in excess of $500,000 individually or in the aggregate was issued, created, assumed, guaranteed or secured and such default or breach continues for more than any applicable grace period and permits the holder of any such Indebtedness to accelerate the maturity thereof; or (ii) any Indebtedness (other than the Obligations and any Subordinated Indebtedness) of Borrower or any other Loan Party for borrowed money having an aggregate principal amount in excess of $500,000 individually or in the aggregate is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment or a payment due on the voluntary termination of a Capital Lease) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness for borrowed money having an aggregate principal amount in excess of $500,000 individually or in the aggregate (other than the Obligations and any Subordinated Indebtedness) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs any event which would cause any such obligation to become, or allow any such obligation to be declared, due and payable; or

(f) the occurrence of any default or breach by Borrower or any Loan Party under the Nirvana Debt or any Subordinated Indebtedness, or any of the instruments or other documents executed in connection therewith and, in each case, such default or breach continues for more than any applicable grace period and permits the holder of any such Indebtedness to accelerate the maturity thereof; or

(g) there is entered against any Loan Party (i) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, enforcement proceedings are commenced by any creditor upon such judgment or order, or all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(h) any of the Security Documents shall cease, for any reason other than the action or inaction of the Agent or a Lender, to be in full force and effect (other than pursuant to the terms thereof), or any party thereto shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(i) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(j) Borrower, any other Loan Party or any of their respective ERISA Affiliates establishes, maintains, contributes or agrees to contribute to, or otherwise incurs any liability, contingent or otherwise, with respect to, any “employee benefit plan” that (i) is covered by Title IV of ERISA or Section 412 of the Code or (ii) provides for post-employment medical or other welfare benefits, except as required by applicable Requirements of Law and at the sole expense of the plan participants; or

(k) a Change of Control shall occur; or

(l) a Material Adverse Effect shall occur; or

(m) any license or permit material (in the Agent’s sole discretion) to the operation of the business of any Loan Party is terminated, revoked, suspended or not renewed, the result of which could reasonably be expected to result in a Material Adverse Effect; or

(n) a notice of lien, levy or assessment is filed of record with respect to all or any substantial portion of any Borrower’s assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the Pension Benefit Guaranty Corporation, or any Taxes or debts owing to any of the foregoing becomes a lien or encumbrance upon the Collateral or any of its other assets and such lien or encumbrance is not released within thirty (30) days after its creation; or

(o) Borrower or any other Loan Party or any of their directors, managing members or senior officers is criminally indicted or convicted (i) of a felony, or (ii) under any Law that could reasonably be expected to lead to a forfeiture of any material (as determined by Agent in its sole discretion) portion of the Collateral; or

(p) [reserved]; or

(q) trading of the Parent’s common shares shall be suspended by the SEC, the Principal Market or FINRA, or otherwise halted for any reason and such common stock shall not be approved for listing or quotation on or delisted from the Principal Market; or

(r) any Loan Party breaches or defaults under any term of the SPAC Merger Agreement, any SPAC Subscription Agreement or any other agreement in connection with the SPAC Transaction in a manner that could reasonably be expected to result in liability of $1,000,000 or more.

7.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Agent may take any or all of the following actions:

(a) if such event is an Event of Default specified in Section 7.1(d), the Term Loan Commitment shall immediately terminate automatically and the Term Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, without demand, notice or legal process of any kind, with such rights are hereby waived by the Loan Parties; and

(b) if such event is any other Event of Default, Agent may, or at the direction of the Required Lenders, shall: (i) immediately terminate the Term Loan Commitment; (ii) declare the Term Loan (with accrued interest thereon) and all other Obligations and other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, without demand, notice or legal process of any kind, which such rights are hereby waived by the Loan Parties; and (iii) exercise all rights and remedies available to it hereunder and under any other Loan Document, under the UCC or at Law or in equity (in each case, in compliance with all applicable law), including, without limitation the right to (A) apply any property of any Loan Party held by Agent or any Lender to reduce the Obligations, (B) foreclose the Liens created under the Loan Documents, (C) realize upon, take possession of and/or sell any Collateral, with or without judicial process, (D) exercise all rights and powers with respect to the Collateral as such Loan Party might exercise, (E) collect and send notices regarding the Collateral, with or without judicial process, (F) by its own means or with judicial assistance, enter any premises at which Collateral is located, or render any of the foregoing unusable or dispose of the Collateral on such premises without any liability for rent, storage, utilities, or other sums, and no Loan Party shall, or permit any Subsidiary or Affiliate to, resist or interfere with such action, (G) at the Loan Parties’ expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent in its sole discretion, and/or (H) relinquish or abandon any Collateral or securities pledged or any Lien thereon.

Notwithstanding any provision of any Loan Document, Agent, in its sole discretion, shall have the right, at any time that any Loan Party fails to do so, after an Event of Default, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; (B) pay for the performance of any of the Obligations; (C) discharge Taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document; and (D) pay for the maintenance, repair and/or preservation of the Collateral. Such expenses and advances (1) shall be deemed loans hereunder and added to the Obligations until reimbursed to Agent and the Lenders, (2) shall be secured by the Collateral, and (3) at Agent’s discretion, shall be deemed a Protective Advance, and such payments by Agent or any Lender shall not be construed as a waiver by Agent or any Lender of any Event of Default or any other rights or remedies of Agent or any Lender. Each Loan Party agrees that notice received at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. Each Loan Party acknowledges and agrees that (A) a private sale may result in a lower price than if such sale were a public sale, and notwithstanding such circumstances, agrees that such lower price shall not make such private sale unreasonable, and (B) Agent shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the issuer thereof to register such securities or other interests for public sale under the Securities Act, or under applicable state securities Laws, even if such registration would result in a higher price than a private sale. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to any Loan Party. At any sale or disposition of Collateral or securities pledged, Agent may (to the extent permitted by applicable law) purchase all or any part thereof on behalf of itself and the Lenders free from any right of redemption by any Loan Party which right is hereby waived and released. Each Loan Party covenants and agrees not to, and to cause its Subsidiaries and Agents not to, interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process. Presentment, demand, protest and all other notices of any kind with respect to the remedies provided in this Section 7.2 are hereby expressly waived by each Loan Party. Each Loan Party hereby irrevocably appoints Agent as its attorney-in-fact for the limited purpose of taking any action permitted under the Loan Documents that Agent deems necessary or desirable (in Agent’s sole discretion) upon the occurrence and during the continuation of an Event of Default to protect and realize upon Agent’s Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in each Loan Party’s name, and said appointment shall create in Agent a power coupled with an interest. Such power of attorney, and proxy with respect thereto, is irrevocable and coupled with an interest and may not be terminated or revoked until all Obligations are paid in full in cash (other than inchoate indemnification obligations for which no claim has been asserted) and all Term Loan Commitments have expired or terminated.

7.3 Application of Funds. After the exercise of remedies provided for in Section 7.2, any amounts received by Agent or any Lender on account of the Obligations shall be applied by Agent in the following order:

(a) First, to Agent, for the benefit of itself and Lenders, an amount equal to any interest owed with respect to all Protective Advances until paid in full;

(b) Second, to Agent, for the benefit of itself and Lenders, an amount equal to any principal owed with respect to all Protective Advances until paid in full;

(c) Third, to payment of that portion of the Obligations constituting fees, reimbursements under Section 8.5, indemnities and other amounts (other than principal, interest, and the Monitoring Fee (as defined in the Fee Letter)) payable to Agent and Lenders (including reasonable fees, charges and disbursements of counsel required to be paid hereunder) until paid in full;

(d) Fourth, to Agent, any accrued and unpaid Monitoring Fee;

(e) Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest;

(f) Sixth, to payment of any Make Whole Premium, if applicable;

(g) Seventh, to payment of that portion of the Obligations constituting unpaid principal and all other Obligations; and

(h) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than inchoate indemnification obligations for which no claim has been asserted), to Borrower or as otherwise required by applicable law.

Section 8
MISCELLANEOUS

8.1 Amendments and Waivers(a). Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the applicable Loan Parties, Agent, and the Required Lenders or by Agent acting at the written direction of the Required Lenders; provided, however, that:

(a) no change, waiver or other modification shall:

(i) increase the Term Loan Commitment of a Lender without the written consent of such Lender whose Term Loan Commitment is being increased;

(ii) (x) extend any date fixed by this Agreement for any payment of principal due to the Lenders (or any of them) or under any other Loan Document without the written consent of each Lender entitled to receive such payment;

(iii) (x) reduce the principal amount of the Term Loan made by any Lender or (y) reduce the rate of interest thereon, in each case without the written consent of such Lender;

(iv) reduce the rate or extend the time of payment of, or excuse the payment of, any fees to which any Lender is entitled hereunder without the written consent of each Lender entitled to receive such fees;

(v) release or permit the subordination of any portion of the Collateral securing the Obligations, or release any Guarantor from its obligations under any Loan Document (other than a disposition permitted hereunder) without the written consent of each Lender

(vi) amend, modify or waive any provision of (x) this Section 8.1 or (y) any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders holding any portion of the Term Loan, is by the terms of such provision explicitly required, in each case without the written consent of each Lender directly affected thereby;

(vii) reduce the percentage specified in, or otherwise modify, the definition of Required Lender, in each case without the written consent of each Lender directly affected thereby;

(viii) release Borrower, any other Loan Party or any other Guarantor from any of their respective obligations hereunder or under any other Loan Document (other than in connection with a disposition permitted hereunder) or consent to the assignment or transfer by Borrower or any other Loan Party of any of their respective rights and obligations under this Agreement or any of the other Loan Documents, in each case without the written consent of each Lender;

(ix) amend, modify or waive any provision with respect to application of payments so as to alter the pro rata sharing of any payment in respect of the Obligations or proceeds of Collateral, in each case without the written consent of each Lender directly affected thereby;

(x) amend, modify or waive any provision in a manner that adversely affects a particular Lender in a manner that is disproportionate in relation to other Lenders, in each case without the written consent of the Lender that is disproportionately affected thereby; and

(xi) amend any provision of Section 8.18 without the consent of Agent; and

(b) Any amendment, waiver or consent with respect to this Agreement or any other Loan Document given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.

8.2 Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or one (1) Business Day after being deposited with an overnight courier, or, in the case of electronic mail notice, pursuant to clause (c) below, provided that each notice or communication delivered by mail must also be accompanied by delivery via electronic mail in accordance with clause (c) below, in each case addressed as follows or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	E La Carte, LLC 816 Hamilton St.

Redwood City, CA 94063

Attention: Chief Financial Officer
E-Mail: ashish@presto.com

Parent:	Presto Automation Inc. 816 Hamilton St.

Redwood City, CA 94063

Attention: Chief Financial Officer
E-Mail: ashish@presto.com

in each case:	Fenwick &West LLP
with a copy	801 California St.
to (which	Mountain View, CA 94041
shall not be	Attention: Faisal Rashid
deemed to	Telephone No.: 310-434-5402
be notice)	E-Mail: Faisal Rashid

Agent:	Metropolitan Partners Group Administration, LLC 850 Third Avenue, 18th Floor

New York, NY 10022
Attention: Paul Lisiak
Telephone No.: (212) 561-1250
E-Mail: plisiak@metpg.com

with a copy:	K&L Gates LLP
to (which	599 Lexington Avenue
shall not be	New York, NY 10022
deemed to	Attention: Aaron S. Rothman
be notice)	Telephone No.: 704-331-7446
E-Mail: aaron.rothman@klga tes.com

provided that any notice, request or demand to or upon Agent shall not be effective until received.

(b) Any party hereto may change its address or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.

(c) Notices and other communications to Agent or any Lender hereunder and required to be delivered pursuant to Section 5.1 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by Agent. Agent and the Loan Parties may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that (x) if no such acknowledgment is provided, such notice or communication shall be deemed received the next Business Day after being delivered or (y) if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof or acquiescence thereto; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, privileges and remedies provided by virtue of any statute or rule of Law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power, privilege or remedy hereunder or any other Loan Document shall not impair any such right, power, privilege or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power, privilege or remedy.

8.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Term Loan and other extensions of credit hereunder.

8.5 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.

(i) Except as otherwise provided herein, the Loan Parties, jointly and severally, shall pay the reasonable and documented out-of-pocket transaction and diligence expenses of Agent and the Lenders (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for Agent or any Lender and of any consultants to the Lender) in connection with the initial preparation, negotiation, execution and delivery of the Loan Documents and all actual fees, costs and reasonable and documented expenses of creating and perfecting Liens in favor of Agent, for the benefit of Lenders, including filing and recording fees, expenses and Other Taxes, search fees, title insurance premiums and reasonable and documented fees, expenses and disbursements of counsel to Agent; and

(ii) Loan Parties, jointly and severally, shall pay (a) all reasonable and documented out-of-pocket expenses incurred by Agent or any Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for Agent or any Lender) in connection with the administration of this Agreement and the other Loan Documents (including all reasonable and documented out-of-pocket expenses related to the board observation rights set forth in Section 5.16), or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all Agent’s actual costs and reasonable and documented fees, expenses for, and disbursements of any of Agent’s, auditors, accountants, consultants or appraisers whether internal or external (subject to the limitations agreed to herein), and all reasonable and documented out-of-pocket attorneys’ fees, costs, expenses and disbursements incurred by Agent, (c) all actual costs and reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Agent and its counsel (subject to the limitations agreed to herein)) in connection with the custody or preservation of any of the Collateral, (d) all reasonable and documented out of pocket expenses incurred by Agent or any Lender (including the fees, charges and disbursements of any counsel for Agent or any Lender) in connection with review of the insurance policies maintained by the Loan Parties, limited to a maximum of one (1) review per Fiscal Year, and (e) all out-of-pocket expenses incurred by Agent or any Lender (including the fees, charges and disbursements of any counsel for Agent or any Lender), in connection with the enforcement, collection or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Term Loan made hereunder, including all such out of pocket expenses incurred during any or in connection with, of negotiation of, any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings, or any other proceeding under a Debtor Relief Law.

(b) Indemnification by Borrower. Except as set forth in Section 8.5(a)(i) above, the Loan Parties, jointly and severally, shall indemnify Agent, each Lender and each Related Party of Agent and each Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party), and in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such Indemnitee, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Term Loan or the use or proposed use of the proceeds therefrom, (iii) the SPAC Transaction, (iv) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Loan Party, or any environmental liability related in any way to the Loan Parties, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to such Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither Borrower nor any other Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loan, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(e) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

8.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower and the other Loan Parties, as the case may be, may not assign or otherwise transfer any of its rights or obligations hereunder or under the applicable Loan Document without the prior written consent of Agent and Lenders in their sole discretion. Nothing in this Agreement or any other Loan Document, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto or thereto, Indemnitees under Section 8.5(b), their respective successors and assigns permitted hereby or thereby and, to the extent expressly contemplated hereby or thereby, Affiliates of each of Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or such other Loan Document. Upon notice to Agent, Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement and the other Loan Documents to any other Person (other than (w) a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or (x) Borrower or any of Borrower’s Affiliates or another Loan Party, (y) so long as no Event of Default has occurred and is continuing, a direct competitor of Borrower as specifically identified in writing by the Borrower to the Agent at least five (5) Business Days prior to the date of the applicable sale, assignment, or transfer, or (z) so long as no Event of Default has occurred and is continuing, a vulture fund or distressed debt fund), including, without limitation, all or a portion of its Term Loan Commitment or the Term Loan owing to it or other Obligations; provided, that an assignment pursuant to Section 8.7 shall not require prior notice to Agent. Upon Agent’s receipt and acceptance of a duly executed and completed assignment agreement (in form and substance reasonably satisfactory to Agent), any forms, certificates or other evidence required by this Agreement in connection therewith, Agent shall record the information contained in such assignment agreement in the Register, shall give prompt notice thereof to Borrower and shall maintain a copy of such assignment agreement.

(b) Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or Borrower or any of Borrower’s Affiliates or another Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and the other Loan Documents (including all or a portion of its Term Loan Commitment and/or the Term Loan owing to it); provided, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.5(b) with respect to any payments made by such Lender to its Participant(s).

(d) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Retained Rights Following Sale of Participations. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents against the Loan Parties. Borrower agrees that each Participant shall be entitled to the benefits of Section 2.8 and Section 2.10 (subject to the requirements and limitations therein, including the requirements under Section 2.8(g) and Section 8.6(a)(ii) (it being understood that the documentation required under Section 2.8(g) and Section 8.6(a)(ii) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided, that such Participant shall not be entitled to receive any greater payment under Section 2.8 or Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive.

8.7 [Reserved].

8.8 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Lenders shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loan or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

8.9 Counterparts. This Agreement may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed Agreement even though all signatures do not appear on the same counterpart. Receipt of an executed signature page to this Agreement by portable document format (.pdf) attachment to an email, other electronic transmission or as any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or any other similar state Laws based on the Uniform Electronic Transactions Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and electronic signatures or the keeping of records in electronic form shall be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties hereto hereby represents and warrants to the other parties hereto that it has the corporation or limited liability capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in such party’s constitutive documents, including having the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system.

8.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.11 Integration; Headings. This Agreement and the other Loan Documents represent the entire agreement of Borrower, the other Loan Parties, Agent and Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

8.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

8.13 Submission to Jurisdiction; Waivers. The parties hereto hereby irrevocably and unconditionally:

(a) submit to the exclusive jurisdiction of the State and Federal courts in New York County, New York; provided that nothing in this Agreement shall be deemed to operate to preclude Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or the Lenders. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereto hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non-conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereto hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the addresses set forth in Section 8.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid; and

(b) WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

8.14 Acknowledgements. Each Loan Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither Agent nor any Lender has any fiduciary relationship with or duty to Borrower, any other Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and Borrower, and any other Loan Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between Agent, Lenders, Borrower or any other Loan Party.

8.15 Treatment of Certain Information; Confidentiality. Agent and each Lender agrees to use commercially reasonable efforts to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties and its fund investors or shareholders (as potential investors and shareholders), and to its lenders, funding or financing sources (it being understood that the Persons to whom such disclosure is made are informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, upon the request or demand of any Governmental Authority, in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or if requested or required to do so in connection with any litigation or similar proceeding (provided that such party will use commercially reasonable efforts to give Borrower prior notice to the extent not prohibited); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) on a confidential basis to any rating agency in connection with rating a Loan Party or the Obligations; (g) with the consent of Borrower; (h) to any Person to whom a Lender offers or proposes to offer to sell, assign or transfer the Term Loan, the Term Loan Commitment or any part thereof or any interest or participation therein (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Agent, a Lender or its Affiliates on a non-confidential basis from a source other than a Loan Party. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities Laws. For purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or any of their respective businesses, other than any such information that is available to Agent or Lenders on a non-confidential basis prior to disclosure by such Loan Party; provided, that, in the case of information received from the Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, which degree of care is no less than a reasonable degree of care.

8.16 Beneficial Ownership Regulation; Patriot Act. Agent and Lenders hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Person, which information includes the names and addresses and other information that will allow Agent or such Lender to identify such Loan Party in accordance with the Patriot Act. Each Loan Party will provide, to the extent required by any Requirement of Law, such information and take such actions as are reasonably requested by Agent or a Lender to assist Agent or such Lender in maintaining compliance with the Patriot Act and the Beneficial Ownership Regulation.

8.17 Marshalling; Setoff. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. Each Loan Party grants to Agent and each Lender a continuing Lien, security interest and right of setoff as security for all liabilities and obligations to Agent or such Lender arising under or relating to the Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property of such Loan Party, and any other accounts established hereunder for the deposit of cash collateral in order to secure the Obligations, now or hereafter in the possession, custody, safekeeping or control of Agent or such Lender or any entity under the control of Agent or such Lender, and their successors and assigns or in transit to any of them. At any time while an Event of Default exists, without demand or notice (any such notice being expressly waived by such Loan Party), Agent or such Lender may set-off the same or any part thereof and apply the same to any liability or obligation of such Loan Party even though unmatured and regardless of the adequacy of any other Collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHTS OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Section 9
Agency Provisions.

9.1 Appointment of Agent. Each Lender hereby appoints Agent as collateral agent, payment and administrative agent under this Agreement and the other Loan Documents, and Agent hereby accepts such appointment. Lenders hereby authorize Agent to (a) execute and deliver the Loan Documents (including any subordination agreement), as applicable, and accept delivery thereof on its behalf from the Loan Parties, (b) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under this Agreement and the other Loan Documents and (c) exercise such powers as are reasonably incidental thereto.

9.2 Duties as Agent. Without limiting the generality of Section 9.1(a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of Lenders), and is hereby authorized as provided in this Agreement and the other Loan Documents or as directed in writing by the Required Lenders, to (a) file and prove claims and file other documents necessary or desirable to allow the claims of Lenders, Agent and their respective Related Parties with respect to any obligations hereunder or under the other Loan Documents in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such other Lender or Related Party), (b) act as collateral agent for each Lender for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (c) manage, supervise and otherwise deal with the Collateral, (d) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by this Agreement and the other Loan Documents, (e) except as may be otherwise specified in this Agreement or the other Loan Documents, exercise all remedies given to Agent and Lenders with respect to the Collateral, whether under this Agreement or the other Loan Documents, applicable Laws or otherwise, (f) to credit bid any or all of the obligations on behalf of Lenders in connection with any sale or other disposition of any or all assets or equity of the Loan Parties and (g) execute any amendment, consent or waiver under this Agreement and the other Loan Documents (including any subordination agreement) on behalf of the Required Lenders that have consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs Lenders to act as collateral sub-agents for Agent and the other Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by any Loan Party with, and cash and Cash Equivalents held by, Lenders, and may further authorize and direct Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent and Lenders hereby agree to take such further actions to the extent, and only to the extent, so authorized and directed.

9.3 Limited Duties. Under this Agreement and the other Loan Documents, Agent (a) is acting solely on behalf of Lenders with duties that are entirely administrative in nature with respect to the rights delegated to it under this Agreement and the other Loan Documents notwithstanding the use of the defined term “Agent”, which is used for title purposes only, (b) is not assuming any obligation under this Agreement or any other Loan Document other than as expressly set forth therein or herein and is not assuming any role as agent, fiduciary or trustee of or for Lenders or any other Person and (c) shall have no implied functions, responsibilities, duties, obligations or other liabilities under this Agreement or any other Loan Document, and Lenders, by accepting the benefits of this Agreement and the other Loan Documents, hereby waive and agree not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (a) through (c) of this Section 9.3.

9.4 No Actions Without Instructions. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required and directed to take, or omit to take, pursuant to instructions approved by the Required Lenders. Notwithstanding the prior sentence, Agent shall not be required to take, or to omit to take, any action (a) unless, upon demand, Agent receives an indemnification satisfactory to it from Lenders against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any of its Affiliates or Related Parties or (b) that is, in the opinion of Agent or its counsel, contrary to this Agreement, the other Loan Document or applicable law.

9.5 Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, this Agreement and the other Loan Documents by or through any Lender or their Related Parties. Any such person shall benefit from this Article 9 to the extent provided to Agent.

9.6 Reliance and Liability. Neither Agent nor any of its Related Parties shall be liable or responsible to any Lender or any of its Related Party or to the Loan Parties for (a) any action taken or omitted to be taken by Agent or any other such Person hereunder or under any related agreement, instrument or document, except in the case of resulting primarily from its gross negligence or willful misconduct as finally determined by a non-appealable court of competent jurisdiction or (b) any action taken or omitted to be taken by Agent or any such Related Party in connection with this Agreement or any other Loan Document with the consent or at the request of the Required Lenders, nor shall Agent or any of its Related Parties be liable or responsible for (i) the execution, legality, validity, effectiveness, sufficiency, enforceability or enforcement of this Agreement and the other Loan Documents or any instrument or document delivered hereunder or thereunder or relating hereto or thereto, or the value of any Collateral, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with this Agreement and the other Loan Documents; (ii) the title of any Loan Party to any of the Collateral or the right to grant a security interest therein; (iii) the determination, verification or enforcement any Loan Party’s compliance with any of the terms and conditions of this Agreement or the other Loan Documents; (iv) the failure by any Loan Party to deliver any instrument or document required to be delivered pursuant to the terms hereof or any other Loan Document; or (v) the receipt, disbursement, waiver, extension or other handling of proceeds made or received with respect to the Collateral, or the payment thereof, the servicing of the Collateral or the enforcement or the collection of any amounts owing with respect to the Collateral. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile transmission, e-mail or similar writing) reasonably believed by it to be genuine or to be signed by the proper party or parties. Agent makes no warranty or representation, and shall not be responsible, to any Lender for any statement, document, information, representation or warranty made or furnished by or on behalf of any of its Related Parties or any Loan Party in connection with this Agreement or the other Loan Documents or any transaction contemplated herein or therein or any other document or information transmitted by Agent, if any, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with this Agreement and the other Loan Documents.

9.7 Agent Individually. To the extent Agent is owed an obligation as a Lender or made a Protective Advance and is a party to the other Loan Documents, it shall have and may exercise the same rights and powers hereunder and thereunder, and shall be subject to the same obligations and liabilities as, any other Lender.

9.8 Agent Costs and Expenses. Lenders agree to reimburse Agent and each of its Related Parties (to the extent not reimbursed by the Loan Parties as required pursuant to this Agreement) promptly upon demand, severally and ratably with each other Lender, for any documented costs and expenses (including reasonable fees and expenses of legal counsel) that may be incurred by Agent or any of its Related Parties in connection with the administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or any other Loan Document. This Section9.8 shall survive termination of this Agreement and the other Loan Documents.

9.9 Indemnification of Agent. Lenders further agree to indemnify Agent and each of its Related Parties (to the extent not reimbursed by the Loan Parties as required pursuant to this Agreement), severally and ratably with each other Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Agent or such Related Parties) in connection with any investigative, administrative or judicial proceeding, enforcement action or any other action taken or omitted to be taken by Agent or any of its Related Parties under or with respect to this Agreement or the other Loan Documents, or any other act, event or transaction related, contemplated or attendant thereto, whether or not Agent or such Related Party shall be designated a party thereto and including any such proceeding initiated by or on behalf of the Loan Parties which may be imposed on, incurred by or asserted against Agent or such Related Party as a result of or in connection with this Agreement or the other Loan Documents; provided, however, that Lenders shall not be liable to Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. This Section 9.9 shall survive termination of this Agreement and the other Loan Documents.

9.10 Resignation of Agent. Agent may resign at any time by giving notice thereof to Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be an entity organized or licensed under the Laws of the United States of America or any state thereof. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from any further duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 9 or otherwise herein shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

9.11 Release of Collateral. Lenders hereby consent to the automatic release and hereby directs Agent to release any Lien held by Agent for the benefit of Lenders against (a) any Collateral that is sold by a Loan Party as permitted by this Agreement or the other Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in the proceeds of such Collateral after giving effect to such sale have been granted and (b) all of the Collateral of the Loan Parties upon (i) payment and satisfaction in full of all obligations under this Agreement and the other Loan Documents (other than contingent indemnification obligations for which no claim has been asserted), (ii) deposit of cash collateral with respect to all contingent obligations in amounts and on terms and conditions and with parties satisfactory to Agent and each Related Party that is owed such obligations and (iii) to the extent requested by Agent, receipt by Lenders of liability releases from the Loan Parties each in form and substance acceptable to Agent.

9.12 Erroneous Payments

(a) If Agent (i) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Agent) received by such Payment Recipient from Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent pending its return or repayment as contemplated below in this Section 9.12 and held in trust for the benefit of Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as Agent may, in its sole discretion, specify in writing), return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Agent pursuant to this Section 9.12(b).

For the avoidance of doubt, the failure to deliver a notice to Agent pursuant to this Section 9.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Term Loan (but not its Term Loan Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Term Loan (but not Term Loan Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest), and is hereby (together with Borrowers) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing the such portion of the Term Loan to Borrower or Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Term Loan Commitments which shall survive as to such assigning Lender, (D) Agent and Borrowers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) Agent will reflect in the Register its ownership interest in the Term Loan subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Term Loan Commitments of any Lender and such Term Loan Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 8.6 (but excluding, in all events, any assignment consent or approval requirements (whether from Borrower or otherwise)), Agent may, in its discretion, sell any portion of the Term Loan acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Term Loan (or portion thereof), and Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by Agent on or with respect to such portion of the Term Loan acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that such Term Loan is then owned by Agent) and (y) may, in the sole discretion of Agent, be reduced by any amount specified by Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of any portion of the Term Loan that have been assigned to Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrowers or any other Loan Party; provided that this Section 9.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from Borrowers for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

E LA CARTE, LLC
(F/K/A VENTOUX MERGER SUB II LLC)

By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	Chief Financial Officer

PARENT:

PRESTO AUTOMATION INC.
(F/K/A VENTOUX CCM ACQUISITION CORP.)

By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	Chief Financial Officer

AGENT:

METROPOLITAN PARTNERS GROUP ADMINISTRATION, LLC

By:	/s/ Paul K. Lisiak
Name:	Paul K. Lisiak
Title:	Managing Partner

LENDERS:

METROPOLITAN LEVERED PARTNERS FUND VII, LP

By:	/s/ Paul K. Lisiak
Name:	Paul K. Lisiak
Title:	Managing Partner

METROPOLITAN PARTNERS FUND VII, LP

By:	/s/ Paul K. Lisiak
Name:	Paul K. Lisiak
Title:	Managing Partner

CEOF HOLDINGS LP

By: CORBIN CAPITAL PARTNERS, L.P., its
Investment Manager:

By:	/s/ Daniel Friedman
Name:	Daniel Friedman
Title:	General Counsel